Exhibit 2.1*

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORRESTER RESEARCH, INC.,

SUPERNOVA ACQUISITION CORP.,

SIRIUSDECISIONS, INC.

THE FOUNDER STOCKHOLDERS NAMED HEREIN

AND

FORTIS ADVISORS LLC AS STOCKHOLDER REPRESENTATIVE

DATED AS OF November 26, 2018

*

Pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended, the registrant has omitted the Disclosure Schedule and the schedules and exhibits to this Agreement and Plan of Merger. Further explanation of the contents of the Disclosure Schedule can be found in the applicable sections of the Agreement and Plan of Merger. A copy of such schedules and exhibits will be furnished supplementally to the U.S. Securities and Exchange Commission upon its request.

ARTICLE 1
	THE MERGER	2

1.1	The Merger	2
1.2	The Closing and the Effective Time; Closing Deliveries	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation, Bylaws and Board of Directors of the Surviving Corporation	3
1.5	Effect of the Merger on the Company Capital Stock and the Capital Stock of Acquisition Corp	3
1.6	Mechanism of Payment of Aggregate Initial Merger Consideration; Delivery of Certificates	5
1.7	Stock Options	7
1.8	No Further Ownership Rights in the Company Capital Stock	8
1.9	Indebtedness; Company Transaction Expenses	8
1.10	Dissenting Shares	9
1.11	Closing Adjustment, etc.	9
1.12	Founder Proceeds Payments	14
1.13	Transfer Taxes	15
1.14	Paying Agent	15
1.15	Escrow Agent	15

ARTICLE 2

	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	15

2.1	Organization; Power	16
2.2	Authorization; Binding Effect	16
2.3	No Conflicts	17
2.4	Company Approvals and Filings	17
2.5	Capitalization; Subsidiaries	17
2.6	Title to Assets	19
2.7	Real Property	19
2.8	Financial Statements and Related Matters	20
2.9	Subsequent Events	21
2.10	Legal Compliance	21
2.11	Tax Matters	22
2.12	Intellectual Property	23
2.13	Contracts	27
2.14	Insurance	29
2.15	Litigation	29
2.16	Books and Records	29
2.17	Employment Matters	29
2.18	Employee Benefits	31

2.19	Environmental Matters	33
2.20	Transaction with Affiliates	33
2.21	Customers and Suppliers	34
2.22	Accounts Receivable and Accounts Payable	34
2.23	Vote Required	34
2.24	Certain Payments	35
2.25	International Trade Laws	35
2.26	Brokers’ Fees	36

ARTICLE 3

	REPRESENTATIONS AND WARRANTIES OF THE PARENT AND ACQUISITION CORP	36

3.1	Organization and Power	36
3.2	Authorization	36
3.3	Absence of Conflicts	37
3.4	Governmental Authorities and Consents	37
3.5	Litigation	37
3.6	Ownership of Acquisition Corp.; No Prior Activities	37
3.7	Brokerage	37
3.8	Financing	37
3.9	Due Diligence Review	39
3.10	Restricted Securities	39

ARTICLE 4

	COVENANTS	39

4.1	Further Actions	39
4.2	Filings and Actions with respect to Antitrust Laws	40
4.3	Conduct of Business Prior to Closing	41
4.4	Access	43
4.5	Contact with Customers, Suppliers and Employees	43
4.6	Schedule Updates	43
4.7	Financing Activities	44
4.8	Financing Cooperation	46
4.9	Parent Actions	47
4.10	Public Announcements	47
4.11	Exclusivity	47
4.12	R&W Insurance Policy	48
4.13	Employee Matters	48
4.14	Termination of Certain Agreements	49
4.15	280G	49
4.16	Stockholder Approval	50
4.17	Leakage	50
4.18	Disclaimer	51

ARTICLE 5

	CONDITIONS TO THE CLOSING	52

5.1	Conditions Precedent to Each Party’s Obligations	52
5.2	Conditions to Obligations of the Parent	52
5.3	Conditions to Obligation of the Company	54

ARTICLE 6

	TERMINATION	54

6.1	Termination	54
6.2	Effect of Termination	56
6.3	Termination Fee	56

ARTICLE 7

	CERTAIN OTHER AGREEMENTS	57

7.1	Books and Records	57
7.2	Director and Officer Liability	57
7.3	Further Assurance	58
7.4	Surviving Corporation as a Covenanting Party	58

ARTICLE 8

	DEFINED TERMS	58

8.1	Previously Defined Terms	58
8.2	Definitions	58
8.3	Interpretation	72

ARTICLE 9

	MISCELLANEOUS	73

9.1	Cost and Expenses	73
9.2	Entire Agreement	74
9.3	Counterparts	74
9.4	Assignment, Successors and Assigns	74
9.5	Savings Clause	74
9.6	Headings	74
9.7	Governing Law	74
9.8	US Dollars	74
9.9	Notices	75
9.10	Disclosure Schedule	76
9.11	Waiver of Conflict	76
9.12	SUBMISSION TO JURISDICTION; VENUE	77
9.13	Specific Performance	78
9.14	No Third-Party Beneficiary	79
9.15	Amendments and Waivers	79
9.16	Stockholder Representative	79
9.17	Non-Survival of Representations and Warranties	83
9.18	Non-Recourse	84

SCHEDULES

Schedule I	Allocation Schedule
Schedule II	Indebtedness Schedule
Schedule III	Net Working Capital Schedule
Schedule IV	Knowledge Parties

EXHIBITS

EXHIBIT A	Certificate of Merger
EXHIBIT B	Certificate of Incorporation
EXHIBIT C	Letter of Transmittal

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 26, 2018, by and among Forrester Research, Inc., a Delaware corporation (the “Parent”), Supernova Acquisition Corp., a Delaware corporation (the “Acquisition Corp.”) and a wholly-owned subsidiary of the Parent, SiriusDecisions, Inc., a Delaware corporation (the “Company”), the undersigned Founder Stockholders named herein, and Fortis Advisors, LLC, a Delaware limited liability company (in such capacity, the “Stockholder Representative”). The Parent, the Acquisition Corp., the Company, the Founder Stockholders, and the Stockholder Representative are referred to collectively as the “Parties” and each individually as a “Party.” Certain definitions are set forth in Article 8 below.

RECITALS

A.    Parent, Acquisition Corp. and the Company intend to effect a merger of Acquisition Corp. with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the Merger, whereby each issued and outstanding share of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and each issued and outstanding share of common stock, par value $0.001 per share (the “Common Stock” and together with the Preferred Stock, the “Company Capital Stock”) of the Company (other than the Company Capital Stock to be canceled pursuant to Section 1.5(c) and other than the Dissenting Shares) shall be converted into the right to receive a portion of the Aggregate Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable rights, preferences and privileges of the Company Capital Stock as set forth in the Company Charter.

B.    The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders (as defined herein), (ii) declared the advisability of and approved the execution of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the Stockholders adopt this Agreement and approve the consummation of the other transactions contemplated by this Agreement, and approve the Merger.

C.    The holders of Preferred Stock have unanimously determined to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby in accordance with the terms of the Stockholders Agreements.

D.    Immediately following the execution of this Agreement, the Company shall use its best efforts to obtain, in accordance with Section 228 of the DGCL, the written consent of Stockholders representing no less than ninety-five percent (95%) of the issued and outstanding shares of Common Stock and Preferred Stock (the latter voting together with the shares of Common Stock on an as-converted basis) adopting this Agreement and approving the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”).

E.    The boards of directors of the Parent and the Acquisition Corp. have, upon the terms and subject to the conditions set forth herein, unanimously approved the adoption and execution of this Agreement, the Merger, and the consummation of the other transactions contemplated by this Agreement, and Parent, in its capacity as the sole stockholder of the Acquisition Corp. will act by written consent to approve this Agreement, the Merger, and the consummation of the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, Acquisition Corp. shall be merged with and into the Company, the separate corporate existence of Acquisition Corp. shall cease, and the Company shall continue as the Surviving Corporation and as a direct, wholly-owned Subsidiary of Parent (the “Merger”). The surviving corporation after the Merger is referred to herein as the “Surviving Corporation.”

1.2    The Closing and the Effective Time; Closing Deliveries. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. local time at the offices of DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, MA 02110, three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article 5 (other than the conditions that by their terms are to be satisfied at the Closing) unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, that the Closing shall not occur before January 3, 2019, without the written consent of Parent. The date upon which the Closing actually occurs shall be referred to herein at the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Parent and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”), and the Closing will be deemed to have occurred at the Effective Time.

1.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Acquisition Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Corp. shall become the debts, liabilities and duties of the Surviving Corporation.

1.4    Certificate of Incorporation, Bylaws and Board of Directors of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without any additional action on the part of Acquisition Corp. or the Company, (a) the certificate of incorporation of the Company shall be amended and restated as set forth on Exhibit B hereto (the “Certificate of Incorporation”) and shall be the certificate of incorporation of the Surviving Corporation; and (b) the bylaws of the Surviving Corporation shall be the bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, in each case until duly amended as provided therein or by applicable Laws. The board of directors of Acquisition Corp. immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.5    Effect of the Merger on the Company Capital Stock and the Capital Stock of Acquisition Corp.

(a)    Effect on the Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Corp., the Company or the holders of Company Capital Stock:

(i)    Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, excluding any Dissenting Shares and except as provided pursuant to Section 1.5(c), will be canceled and extinguished and automatically converted into the right to receive from Parent (A) the Initial Per Share Merger Consideration plus (B) the Additional Per Share Merger Consideration (if any) (collectively, the “Aggregate Common Stock Merger Consideration”).

(ii)    Preferred Stock. Each share of Preferred Stock issued and outstanding prior to the Effective Time, excluding any Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive from Parent (A) the Initial Per Share Merger Consideration plus (B) the Additional Per Share Merger Consideration (if any) (collectively, the “Aggregate Preferred Stock Merger Consideration”).

(iii)    All shares of Company Capital Stock, when converted and canceled pursuant to this Section 1.5(a), shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.5(a).

(b)    Capital Stock of Acquisition Corp. Each share of the capital stock of Acquisition Corp. issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the capital stock of the Surviving Corporation. Each share certificate of Acquisition Corp. evidencing ownership of any such shares shall, from and after the Effective Time, evidence ownership of such shares of the common stock of the Surviving Corporation.

(c)    Cancellation of Treasury Stock. Any Company Capital Stock that is owned or held by the Company or any of its Subsidiaries or by Parent or Acquisition Corp. as of immediately prior to the Effective Time shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)    Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule to be attached hereto as Schedule I (the “Allocation Schedule”) setting forth the Company’s good faith estimates of, with respect to each Seller (i) the number of shares of Common Stock, Preferred Stock, and In-the-Money Options held by such Seller, together with the certificate number(s) for the Certificates representing such shares of Common Stock or Preferred Stock, and such Seller’s address of record; (ii) the portion (expressed as a dollar amount and as a percentage) of the Aggregate Initial Merger Consideration and Option Payment, as applicable, payable to such Seller at the Closing pursuant to this Agreement in respect of such Seller’s Company Capital Stock or In-the-Money Stock Options; (iii) such Seller’s portion (expressed as a dollar amount and as a percentage) of the Purchase Price Adjustment Escrow Amount to be disbursed to the Escrow Agent at the Closing; (iv) such Seller’s portion (expressed as a dollar amount and as a percentage of the Expense Reserve Account to be disbursed to the Stockholder Representative at the Closing; (v) such Seller’s Pro Rata Share; and (vi) correct and complete wire or other payment instructions of the Company, the Stockholder Representative, and any third parties to which unpaid Transaction Expenses are payable by the Company. The Parties hereby agree that the Allocation Schedule shall govern the allocation among the Sellers of any payments to or from the Sellers that are contemplated by this Agreement. The Company and the Sellers hereby agree that the Allocation Schedule shall be prepared pursuant to and in accordance with the requirements of and priorities set forth in the Company Charter, the by-laws of the Company and the Stockholders Agreements (each as in effect on the date of this Agreement and at the Closing). Parent shall be entitled to rely, without inquiry and without any liability whatsoever, solely on the Allocation Schedule with respect to the amounts allocated and payable to the Sellers pursuant thereto. The parties further agree that the Stockholder Representative shall be required to update the Allocation Schedule from time to time to reflect the allocation of any payment to Sellers and to promptly furnish any such update to Parent and the Paying Agent. Once the Paying Agent and, to the extent required, the Surviving Corporation have made all payments required to be made hereunder to the Sellers or the Stockholder Representative on their behalf in accordance with the Allocation Schedule, such payments shall constitute a complete discharge of the applicable payment obligations of Parent and Acquisition Corp. hereunder to the Sellers. The Company and the Stockholder Representative, on behalf of the Sellers, agree that neither Parent, Acquisition Corp., the Surviving Corporation nor any of their respective Affiliates shall be liable for any Losses to any Person, including any Seller, in connection with any inaccuracy, error, or omission in the Allocation Schedule, including any failure of the Company or the Stockholder Representative to correctly calculate the amounts owing to a Seller or to correctly distribute to any Seller the amounts of any payments made by (or on behalf of) Parent to or for the benefit of the Sellers.

1.6    Mechanism of Payment of Aggregate Initial Merger Consideration; Delivery of Certificates.

(a)    At the Effective Time, or at such other time as specified below, Parent or Acquisition Corp. shall deliver, or cause to be delivered, by wire transfer of immediately available funds to the accounts identified by the Company to Parent in writing at least three (3) Business Days in advance of the Closing Date, each of the following:

(i)    to the respective parties owing thereto pursuant to the Payoff Letter, all Indebtedness to be satisfied pursuant to the Payoff Letter;

(ii)    to the respective parties owing thereto, all Estimated Transaction Expenses;

(iii)    to the Escrow Agent, the Purchase Price Adjustment Escrow Amount;

(iv)    to the Stockholder Representative, the Expense Reserve Account;

(v)    to the Paying Agent, for further distribution to each Stockholder holding shares of Preferred Stock (other than Dissenting Shares) that delivers to the Paying Agent, at least three (3) Business Days prior to the Closing, a Letter of Transmittal and a certificate or certificates (each, a “Certificate”) representing (immediately prior to the Effective Time) the shares of Preferred Stock held by such Stockholder set forth in such Letter of Transmittal (or a lost stock certificate affidavit and indemnity agreement (as described in Section 1.6(d)), in respect of each such share of Preferred Stock, the Initial Per Share Merger Consideration payable with respect to such share of Preferred Stock in accordance with the Allocation Schedule;

(vi)    to the Paying Agent, for further distribution to each Stockholder holding shares of Common Stock (other than Dissenting Shares) that, in each case, delivers to the Paying Agent, at least three (3) Business Days prior to the Closing, a Letter of Transmittal and a Certificate representing (immediately prior to the Effective Time) the shares of Common Stock held by such Stockholder set forth in such Letter of Transmittal (or a lost stock certificate affidavit and indemnity agreement (as described in Section 1.6(d)), in respect of each such share of Common Stock, the Initial Per Share Merger Consideration payable with respect to such share of Common Stock in accordance with the Allocation Schedule but subject to Section 1.12;

(vii)    to the Paying Agent, to be held in a segregated bank account for the benefit of the Stockholders that do not receive payment pursuant to Section 1.6(a)(v) or Section 1.6(a)(vi) and used solely and exclusively for purposes of distribution to the Stockholders as set forth in this Section 1.6(a), in respect of each share, the Initial Per Share Merger Consideration (as applicable) not paid pursuant to Section 1.6(a)(v) or Section 1.6(a)(vi) (the “Payment Fund”);

(viii)    to the Company, to be held for the benefit of the In-the-Money Optionholders and to be used solely and exclusively for purposes of distribution to such In-the-Money Optionholders (and applicable Tax withholding payments), the Option Payments; and

(ix)    to the Company, to be held for the benefit of the Founder Proceeds Recipients and to be used solely and exclusively for purposes of distribution to such Founder Proceeds Recipients (and applicable Tax withholding payments), the Founder Proceeds Amount, pursuant to Section 1.12.

(b)    From and after the Effective Time, for a period of eighteen (18) following the Effective Time, upon a Stockholder’s delivery to the Paying Agent of a Letter of Transmittal and Certificate(s) representing (immediately prior to the Effective Time) the shares of Company Capital Stock held by such Stockholder set forth in such Letter of Transmittal, such Stockholder shall be entitled to receive from the Paying Agent, and the Paying Agent shall pay or cause to be paid to such Stockholder, within three (3) Business Days after such delivery and in exchange therefor, in respect of each such share, the Initial Per Share Merger Consideration (and any portion of the Additional Per Share Merger Consideration that has, as of such time, already been finally determined), in each case as applicable, attributable to such shares of Company Capital Stock, in cash by check or wire transfer of immediately available funds in accordance with the wire or other delivery instructions provided in writing by such Stockholder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer accompanied by evidence that any applicable stock transfer Taxes have been paid or are not yet payable. Until surrendered in accordance with the provisions of this Section 1.6(b), each Certificate (other than those representing Dissenting Shares or Company Capital Stock to be canceled pursuant to Section 1.6(c)) shall represent, for all purposes after the Effective Time, only the right to receive an amount in cash equal to the amounts payable in respect thereof pursuant to Section 1.6(a) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c)    Any portion of the Payment Fund deposited with or otherwise made available to the Paying Agent pursuant to this Agreement that remains unclaimed by the former Stockholders eighteen (18) months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged its shares of Company Capital Stock for a portion of the Aggregate Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of the portion of Aggregate Merger Consideration payable in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to a holder of Certificates or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been properly surrendered or transferred prior to the date on which any consideration in respect thereof would otherwise escheat to or become the property of a Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(d)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of a lost stock certificate affidavit and indemnity agreement (in form and substance reasonably acceptable to Parent (prior to the Effective Time) or the Surviving Corporation (following the Effective Time)) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation and Parent will pay or cause to be paid to such Person, in exchange for such lost, stolen or destroyed Certificate, the portion of the Aggregate Merger Consideration attributable to such Certificate pursuant to this Agreement.

(e)    All amounts paid pursuant to this Section 1.6 shall be treated as adjustments to the Aggregate Merger Consideration for Tax purposes, unless otherwise required by applicable Law.

(f)    Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Capital Stock or Stock Options or otherwise pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law; provided that prior to deducting and withholding any such amounts, the Company, the Surviving Corporation or Parent, as applicable, shall provide Stockholder Representative with prior written notice of its intent to deduct and withhold within a reasonable period before the Closing Date, shall cooperate in good faith with Stockholder Representative to reduce (or eliminate) the deduction or withholding of such amounts, and shall remit any such deducted and withheld amounts to the appropriate Tax Authority. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority by the Company, the Surviving Corporation and Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.7    Stock Options.

(a)    Prior to the Effective Time, the Company shall take all necessary and appropriate actions to cause the Stock Options identified on Section 1.7(a) of the Disclosure Schedule to become fully vested and exercisable and therefore to constitute In-the-Money Options for purposes of this Agreement. As of the Effective Time, upon the terms and subject to the conditions of this Agreement (i) each In-the-Money Option shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire shares of Common Stock, and in consideration therefor, the holder thereof shall be entitled to receive an amount in cash (collectively, the “Option Payments”), without interest, equal to the excess, if any, of (x) (A) the Initial Per Share Merger Consideration plus (B) the Additional Per Share Merger Consideration (if any) attributable thereto over (y) the exercise price of such Stock Option in respect of a share of Common Stock and (ii) each Stock Option that is outstanding immediately prior to the Effective Time and that is not an In-the-Money Option (and, for avoidance of doubt, including each portion of an In-the-Money Option that is not vested or exercisable as of immediately prior to the Effective Time (but after giving effect to any vesting acceleration resulting from the Merger in accordance with its terms as in effect on the date of this Agreement or described in the first sentence of this Section 1.7(a))) shall automatically be canceled and extinguished, no longer be outstanding and cease to represent the right to acquire

Common Stock, without any payment of any consideration therefor. The Company shall, prior to the Effective Time, take all actions as are reasonably necessary in order to effectuate the actions contemplated by this Section 1.7; provided that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no force or effect if this Agreement is terminated. The Option Payments attributable to the Initial Per Share Merger Consideration shall be paid through the Surviving Company’s payroll system on the first normal payroll date of the Surviving Company occurring at least five (5) Business Days following the Effective Time to each Person entitled to receive Option Payments, subject in each case to the withholding described in Section 1.7(b), and any additional portion of the Option Payments payable to the In-the-Money Optionholders shall be paid through the Surviving Company’s payroll system on the first normal payroll date of the Surviving Company occurring at least three (3) Business Days following receipt of such additional portion of the Option Payments to each Person entitled to receive Option Payments, subject in each case to the withholding described in Section 1.7(b). For avoidance of doubt (1) to the extent such additional portion of the Option Payments arises from the Expense Reserve Amount, the Stockholder Representative shall pay such additional portion to the Surviving Corporation for further distribution in accordance with this Section 1.7(a) and (2) to the extent such additional portion of the Option Payments arises under Section 1.11(d) and is payable from the Purchase Price Adjustment Escrow Fund, the Parties shall cause the Escrow Agent to pay such additional portion to the Surviving Corporation for further distribution in accordance with this Section 1.7(a).

(b)    The Company shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any In-the-Money Optionholder pursuant to Section 1.7(a) such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If the Company so withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the In-the-Money Optionholders in respect of which the Company made such deduction and withholding.

(c)    Prior to the Effective Time, the Company shall take all necessary and appropriate actions to cause the individuals identified on Section 1.7(c) of the Disclosure Schedule to execute a written consent with respect to the treatment of their Stock Options hereunder.

1.8    No Further Ownership Rights in the Company Capital Stock. The portion of the Aggregate Merger Consideration paid in respect of the surrender for exchange of the Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Capital Stock which were outstanding immediately prior to the Effective Time.

1.9    Indebtedness; Company Transaction Expenses.

It is contemplated by the parties that, upon the Closing, the Indebtedness set forth on Section 1.9 of the Disclosure Schedule and Transaction Expenses of the Company and its Subsidiaries will be fully repaid or paid (as applicable). No later than three (3) Business Days prior to the anticipated Closing Date, the Company and its Subsidiaries shall obtain and deliver to Parent a payoff letter in customary form and reasonably acceptable to Parent with respect to all Indebtedness set forth on Section 1.9 of the Disclosure Schedule (together with all instruments, documents and UCC financing statements relating thereto, the “Payoff Letter”) and final invoices for the Transaction Expenses, which Payoff Letter and invoices will set forth the amounts necessary (and applicable payment instructions) to fully discharge such liability and, in the case of the Payoff Letter, provide for the complete release of all Encumbrances and guarantees with respect to such Indebtedness. In connection with the Closing, Parent shall make (or cause to be made) (a) the payments referenced in such Payoff Letter on the Closing Date and (b) payment of the Transaction Expenses set forth on the invoices described above on the Closing Date in order to discharge the amounts payable thereunder.

1.10    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Aggregate Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon cease to be Dissenting Shares and be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Aggregate Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon delivery of a Letter of Transmittal and surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares or the execution and delivery of a lost stock certificate affidavit and indemnity agreement to the Company as set forth in Section 1.6(d).

(b)    The Company shall give Parent and the Stockholder Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.11    Closing Adjustment, etc.

(a)    Determination of Closing Adjustment. No later than three (3) Business Days prior to the anticipated Closing Date, the chief financial officer of the Company shall have delivered to Parent a certificate (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) the aggregate amount of Company Cash as of the Year-End Measurement Time (“Estimated Company Cash”), (B) the aggregate amount of Net Working Capital as of the Year-End Measurement Time (“Estimated Net Working Capital”),

(C) the aggregate amount of Indebtedness of the Company and its Subsidiaries as of the Year-End Measurement Time (to the extent not being paid by the Company or its Subsidiaries prior to Closing) (“Estimated Indebtedness”), and (D) the aggregate amount of unpaid Transaction Expenses as of the Measurement Time (to the extent not being paid by the Company or its Subsidiaries prior to the Closing) (“Estimated Transaction Expenses”) and (ii) the Allocation Schedule. The Estimated Closing Statement shall be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with the definitions contained in this Agreement and GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the Financial Statements and the accounting practices, principles, policies, judgments, and methodologies set forth on, and used in the calculation of, Schedules II and III hereto (all of which accounting practices, principles, policies, judgments, and methodologies shall be, unless otherwise specifically identified on such Schedules, consistent with GAAP, and, in the case of any conflict, unless otherwise specifically identified on such Schedules, GAAP shall control). Parent and its agents shall be provided with reasonable access, during regular business hours and upon reasonable prior notice, to the financial books and records on which the Estimated Closing Statement is based and to the employees and agents of the Company and its Affiliates who prepared the Estimated Closing Statement so as to enable it to verify the amounts set forth in the Estimated Closing Statement. The form and content of the Estimated Closing Statement shall be reasonably acceptable to Parent and, subject to Parent’s reasonable satisfaction, shall be conclusive for purposes of determining the consideration pursuant to Section 1.6.

(b)    Determination of Post-Closing Adjustment. No later than ninety (90) days following the Closing, Parent shall deliver to the Stockholder Representative a statement (the “Closing Statement”) setting forth the calculation of (i) the actual Company Cash as of the Year-End Measurement Time (“Actual Company Cash”), (ii) the actual Net Working Capital as of the Year-End Measurement Time (“Actual Net Working Capital”), (iii) the actual Indebtedness of the Company and its Subsidiaries as of the Year-End Measurement Time (to the extent not paid by the Company or its Subsidiaries prior to the Closing) (“Actual Indebtedness”), and (iv) the actual amount of unpaid Transaction Expenses as of the Measurement Time (to the extent not paid by the Company or its Subsidiaries prior to the Closing) (“Actual Transaction Expenses”), in each case, together with reasonably detailed supporting documentation. The Closing Statement shall be based upon the books and records of the Company and its Subsidiaries and shall be prepared in accordance with the definitions contained in this Agreement and GAAP applied on a basis consistent with the methodologies and principles used in the preparation of the Estimated Closing Statement (including in accordance with the accounting practices, principles, policies, judgments and methodologies set forth on, and used in the calculation of, Schedules II and III hereto (all of which accounting practices, principles, policies, judgments, and methodologies shall be, unless otherwise specifically identified on such Schedules, consistent with GAAP, and, in the case of any conflict, unless otherwise specifically identified on such Schedules, GAAP shall control)).

(c)    Disputed Final Adjustment.

(i)    No later than forty-five (45) days following the delivery by Parent of the Closing Statement, the Stockholder Representative shall notify Parent in writing whether it accepts or disputes the accuracy of any calculation set forth in the Closing

Statement. During such forty-five (45) day period, the Stockholder Representative and its agents shall be provided with reasonable access, during regular business hours and upon reasonable prior notice, to the financial books and records on which the Closing Statement is based and to the employees and agents of the Surviving Company and its Affiliates who prepared the Closing Statement. If the Stockholder Representative accepts the Closing Statement, or if the Stockholder Representative fails within such forty-five (45) day period to so notify Parent of any dispute with respect thereto, then the calculation of Actual Company Cash determined pursuant to Section 1.11(b) shall be the “Final Company Cash,” the calculation of Actual Net Working Capital determined pursuant to Section 1.11(b) shall be the “Final Net Working Capital,” the calculation of Actual Indebtedness determined pursuant to Section 1.11(b) shall be the “Final Indebtedness,” and the calculation of Actual Transaction Expenses determined pursuant to Section 1.11(b) shall be the “Final Transaction Expenses,” which, in each case, shall deemed final and conclusive and binding upon all parties in all respects.

(ii)    If the Stockholder Representative disputes the accuracy of any calculation set forth in the Closing Statement, the Stockholder Representative shall provide written notice (the “Dispute Notice”) to Parent no later than forty-five (45) days following the delivery by Parent to the Stockholder Representative of the Closing Statement, setting forth in reasonable detail those items set forth in the Closing Statement that the Stockholder Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, (A) any aspect of the Closing Statement that is not disputed in the Dispute Notice shall become final and binding and (B) Parent and the Stockholder Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period or until the earlier final determination of Final Company Cash, Final Net Working Capital, Final Indebtedness, and Final Transaction Expenses in accordance with this Section 1.11(c)(ii), the Stockholder Representative and its agents shall be provided with reasonable access, during regular business hours and upon reasonable prior notice, to the financial books and records on which the Closing Statement is based and to the employees and agents of the Surviving Company and its Affiliates who prepared the Closing Statement so as to enable it to verify the amounts set forth in the Closing Statement. If Parent and the Stockholder Representative resolve their differences over such disputed items in accordance with the foregoing procedure, Final Company Cash, Final Net Working Capital, Final Indebtedness, and Final Transaction Expenses shall be the amounts agreed upon by them. If the Parent and the Stockholder Representative fail to resolve their differences over such disputed items within such thirty (30) day period, then each of Parent and the Stockholder Representative shall be entitled to request that Ernst and Young LLP (or another nationally recognized independent public accounting firm or valuation firm as shall be mutually agreed by the Parent and the Stockholder Representative) (the “Accounting Expert”), acting as an expert and not as an arbitrator, make a final and binding determination as to only the disputed items in accordance with this Agreement; provided that the Party submitting the disputed items to the Accounting Expert provides prior written notice of such submission to the nonsubmitting Party.

(iii)    The Accounting Expert will, under the terms of its engagement, have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information by Parent and the Stockholder Representative with respect to the unresolved disputed items within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice). Parent and the Stockholder Representative shall deliver written submissions to the Accounting Expert, if at all, no later than ten (10) Business Days after the date of referral of the disputed matters to the Accounting Expert. The Accounting Expert, acting as an expert and not as an arbitrator, shall review such written submissions and base its determination solely on such written submissions, and not by independent review. In resolving any disputed item, the Accounting Expert shall resolve all disputed items in accordance with the defined terms and other provisions of this Agreement (including Schedules II and III hereto) and may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party. Absent manifest error, the decision of the Accounting Expert shall be final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Expert’s final determination of Company Cash, Net Working Capital, Indebtedness, and Transaction Expenses, as applicable, shall be deemed the Final Company Cash, Final Net Working Capital, Final Indebtedness, and Final Transaction Expenses, respectively. The fees of the Accounting Expert will be shared by Parent, on the one hand, and the Stockholder Representative (on behalf of the Sellers), on the other hand, in the percentage that is inversely proportionate to the percentage of the aggregate amount of all items submitted to the Accounting Expert as disputed that are resolved in such Party’s favor. The Accounting Expert shall include such apportionment of its fees and expenses in its written report to Parent and the Stockholder Representative.

(d)    Payment following Calculation of the Final Adjustment Amount.

(i)    If the Final Adjustment Amount is positive and is equal to or greater than $250,000, the Aggregate Initial Merger Consideration shall be adjusted upwards in an amount equal to the Final Adjustment Amount and the Sellers shall be entitled to receive such Final Adjustment Amount in accordance with their respective Pro Rata Shares. In such event, (A) within five (5) Business Days of the final determination of the Final Adjustment Amount, Parent shall pay such Final Adjustment Amount to the Paying Agent, and the Paying Agent shall distribute to the applicable Sellers each such Seller’s respective portion of the Final Adjustment Amount in accordance with such Seller’s Pro Rata Share as set forth on the Allocation Schedule; and (B) the Stockholder Representative and Parent shall promptly (but in any event within five (5) Business Days of the final determination of the Final Adjustment Amount) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver the Purchase Price Adjustment Escrow Funds to the Paying Agent, and the Paying Agent shall distribute to the applicable Sellers each such Seller’s respective portion of the Purchase Price Adjustment Escrow Funds in accordance with such Seller’s Pro Rata Share as set forth on the Allocation Schedule; provided that, with respect to any payment to a former holder of an In-the-Money Option, the Paying Agent shall deposit with the Surviving Corporation any portion of such amounts that are payable to such holder, and Parent shall cause the Surviving Corporation, through the Surviving Corporation’s payroll system, no later than the first regularly scheduled payroll date occurring not earlier than five (5) Business Days following such deposit, to distribute to each such holder such holder’s portion of such amount payable in accordance with such holder’s Pro Rata Share specified in the Allocation Schedule, and in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.

(ii)    If the Final Adjustment Amount is negative (in which case the “Final Adjustment Amount” for purposes of this clause (ii) shall be deemed to be equal to the absolute value of such amount) and the absolute value thereof is equal to or greater than $250,000, the Aggregate Initial Merger Consideration shall be adjusted downwards in an amount equal to the Final Adjustment Amount, and Parent shall be entitled to receive such Final Adjustment Amount.

(A)    If such Final Adjustment Amount does not exceed the amount of available Purchase Price Adjustment Escrow Funds, Parent and the Stockholder Representative shall promptly (but in any event within five (5) Business Days of the final determination of the Final Adjustment Amount) deliver a joint written instruction to the Escrow Agent to pay to Parent the Final Adjustment Amount by wire transfer from the funds available in the Escrow Account to one (1) or more accounts designated in writing by Parent to the Escrow Agent, and the remaining Purchase Price Adjustment Escrow Funds shall be paid to the Paying Agent, and the Paying Agent shall promptly distribute to each Seller its respective portion of the remaining Purchase Price Adjustment Escrow Funds in accordance with such Seller’s Pro Rata Share as set forth on the Allocation Schedule; provided, however, that with respect to any payment to a former holder of an In-the-Money Option, the Paying Agent shall deposit with the Surviving Corporation any portion of such amount payable to such holder, and Parent shall cause the Surviving Corporation, through the Surviving Corporation’s payroll system, no later than the first regularly scheduled payroll date occurring not earlier than five (5) Business Days following such deposit, to distribute to each such holder such holder’s portion of such amount payable in accordance with such holder’s Pro Rata Share specified in the Allocation Schedule, and in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.

(B)    If such Final Adjustment Amount exceeds the amount of available Purchase Price Adjustment Escrow Funds, Parent and the Stockholder Representative shall promptly (but in any event within five (5) Business Days of the final determination of the Final Adjustment Amount) deliver joint written instructions to the Escrow Agent to pay to Parent all of the Purchase Price Adjustment Escrow Funds by wire transfer from the funds available in the Escrow Account to one (1) or more accounts designated in writing by Parent to the Escrow Agent, and the Sellers, on a several and not a joint basis, shall promptly (but in any event within ten (10) Business Days of the final determination of the Final Adjustment Amount) pay to Parent the remaining amount of the Final Adjustment Amount that exceeds the amount of the Purchase Price Adjustment Escrow Funds.

(iii)    If the Final Adjustment Amount is positive and is less than $250,000, or if the Final Adjustment Amount is negative and the absolute value of the Final Adjustment Amount is less than $250,000, then (A) the Aggregate Initial Merger Consideration shall not be adjusted and no portion of the Final Adjustment Amount shall be payable to any Party; and (B) the Stockholder Representative and Parent shall promptly (but in any event within five (5) Business Days of the final determination of the Final Adjustment Amount) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to deliver the Purchase Price Adjustment Escrow Funds to the Paying Agent, and the Paying Agent shall distribute to the applicable Sellers each such Seller’s respective portion of the Purchase Price Adjustment Escrow Funds in accordance with such Seller’s Pro Rata Share as set forth on the Allocation Schedule; provided that, with respect to any payment to a former holder of an In-the-Money Option, the Paying Agent shall deposit with the Surviving Corporation any portion of such amounts that are payable to such holder, and Parent shall cause the Surviving Corporation, through the Surviving Corporation’s payroll system, no later than the first regularly scheduled payroll date occurring not earlier than five (5) Business Days following such deposit, to distribute to each such holder such holder’s portion of such amount payable in accordance with such holder’s Pro Rata Share specified in the Allocation Schedule, and in such circumstances, the amount deposited with the Paying Agent shall be reduced accordingly.

1.12    Founder Proceeds Payments. Notwithstanding anything in this Agreement to the contrary, each of the undersigned Founder Stockholders hereby agrees and directs that such portion of the Aggregate Initial Merger Consideration otherwise payable to such Founder Stockholder at the Closing pursuant to Section 1.6(a) as is set forth on Section 1.12 of the Disclosure Schedule, which schedule shall set forth the specific amount to be deducted with respect to each Founder Stockholder (such amount, which shall include the amount of the Company’s share of employment tax withholding due in respect of the payments described below, in aggregate, the “Founder Proceeds Amount”) shall, in lieu of being paid to such Founder Stockholder, instead be paid to the Company in accordance with Section 1.6(a)(ix) for further distribution to such Persons, in such respective amounts, and subject to such conditions, in each case, as is set forth on Section 1.12 of the Disclosure Schedule (such Persons, the “Founder Proceeds Recipients”). The Founder Proceeds Amount payable to the Founder Proceeds Recipients shall be paid through the Surviving Company’s payroll system on the first regularly scheduled payroll date occurring not earlier than five (5) Business Days following the Effective Time, subject in each case to deduction or withholding with respect to the making of such payment under any Tax Law. For avoidance of doubt, (A) such distribution of the Founder Proceeds Amount to the Founder Proceeds Recipients shall not reduce or affect in any way the Pro Rata Share of any of the Founder Stockholders (or any other Seller) or Founder Proceeds Recipients, nor shall it increase, decrease, or affect in any way the calculations of the Aggregate Merger Consideration, the Aggregate Common Stock Merger Consideration, or the Aggregate Preferred Stock Merger Consideration (other than by decreasing the actual amounts payable to the Founding Stockholders pursuant to Section 1.6(a)(vi)); (B) no Founder Proceeds Recipient shall be deemed to be a “Seller” for purposes of this Agreement unless such Founder Proceeds Recipient is otherwise a “Seller” in connection with such Founder Proceeds Recipient’s status as a Stockholder or a holder of In-the-Money Stock Options; and (C) the Founder Proceeds Amount shall be excluded in its entirety from the definitions of Indebtedness, Net Working Capital and

Transaction Expenses. Notwithstanding the foregoing, no payment of any Founder Proceeds Amount shall be made to the extent any such payment would constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company, the Founder Stockholders, and the Stockholder Representative, on behalf of the Sellers, agree that neither Parent, Acquisition Corp., the Surviving Corporation, nor any of their respective Affiliates shall be liable for any Losses to any Person, including any Founder Proceeds Recipient, arising out of a claim asserted by any Founder Proceeds Recipient, any Seller, or any third party, in each case, in connection with the payment of the Founder Proceeds Amount, including any failure of the Company or any Founder Stockholder to correctly calculate or allocate payment of the Founder Proceeds Amount and any Taxes arising out of the payment of the Founder Proceeds Amount to the Founder Proceeds Recipients as directed hereby.

1.13    Transfer Taxes. All transfer, documentary, sales, use, stamp, recording, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including the purchase of Company Capital Stock) shall be paid by the Parent.

1.14    Paying Agent. At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent funds sufficient to permit the Paying Agent to make the payments to Stockholders required pursuant to Section 1.6(a)(v) and/or Section 1.6(a)(vi). Parent shall be responsible for paying all fees and expenses of retaining the Paying Agent; provided that the Sellers shall be responsible for the additional annual fee charged by the Payment (not to exceed $2,000), which amount shall be a Transaction Expense.

1.15    Escrow Agent. At the Effective Time, Parent shall deposit a portion of the Aggregate Initial Merger Consideration equal to the Purchase Price Adjustment Escrow Amount, for the purposes of securing payment of any Final Adjustment Amount pursuant to Section 1.11(d), into an escrow account to be established and maintained by the Escrow Agent pursuant to the terms and conditions of a customary escrow agreement reasonably acceptable to each of Parent and the Stockholder Representative to be entered into immediately prior to the Effective Time by and among Parent, the Stockholder Representative and the Escrow Agent (the “Escrow Agreement”). Parent shall be responsible for paying all fees and expenses of retaining the Escrow Agent.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Acquisition Corp. that the statements contained in this Article 2 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, except for representations and warranties that speak as of a specific date other than the date of this Agreement or the Closing Date, which representations and warranties are true and correct as of such other date.

2.1    Organization; Power.

(a)    The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing (or its equivalent) under the Laws of each jurisdiction in which its ownership of property or conduct of business as now conducted requires it to qualify, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. The Company has all necessary organizational power, authority and legal capacity to carry on the businesses in which it is engaged and to own and use the properties and assets owned, leased and used by it. The Company has the requisite power, authority and legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)    Each Subsidiary of the Company is a corporation, limited liability company, limited partnership or other business association duly organized, validly existing and in good standing under the Laws of jurisdiction of its incorporation or formation, as applicable. Each such Subsidiary is duly authorized to conduct business and is in good standing (or its equivalent) under the Laws of each jurisdiction in which its ownership of property or conduct of business as now conducted requires it to qualify, except where the lack of such qualification would not reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has all necessary organizational power, authority and legal capacity to carry on the businesses in which it is engaged and to own and use the properties and assets owned, leased and used by it. Each such Subsidiary has the requisite power, authority and legal capacity to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

(c)    True, correct and complete copies of (i) the Company Charter, (ii) the bylaws of the Company and all other organizational documents of the Company, (iii) the Stockholders Agreements, and (iv) the organizational documents of each Subsidiary of the Company have been Made Available to Parent, and all such documents are in full force and effect as of the date hereof, no amendments are pending thereto, and none of the Company or any of its Subsidiaries is in default of any provision of any such documents.

2.2    Authorization; Binding Effect. The Company’s execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Merger and of the other the transactions contemplated hereby and thereby have been duly authorized by the Company, and no other corporate or other governance proceedings on the part of the Company or any Subsidiary (and no other action on the part of the Stockholders or holders of other equity interests of the Company or of any of its Subsidiaries, other than the Written Consent) is necessary to authorize the execution, delivery, and performance in accordance with their respective terms of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Stockholder Representative, Acquisition Corp. and the Parent, this Agreement constitutes a valid and binding obligation of the Company which is enforceable against the Company in accordance with its terms, and each of the Ancillary Agreements to which the Company is a party, when executed and delivered by the Company in accordance with the terms thereof (assuming due authorization, execution and delivery by all other parties thereto), shall constitute a valid and binding obligation of the Company enforceable in accordance with their respective terms, in each case except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity).

2.3    No Conflicts. Except as set forth in Section 2.3 of the Disclosure Schedule and subject to (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) execution and delivery of the Written Consent, and (c) compliance with the pre-merger notification requirements under the HSR Act, the execution and the delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the performance by the Company and its Subsidiaries of the transactions contemplated hereby or thereby will not: (i) conflict with, violate, result in a breach of the terms, conditions or provisions of, or be prohibited by the Company Charter, bylaws of the Company, or governing or organizational documents of any Subsidiary of the Company, (ii) conflict with, violate, result in a breach of the terms, conditions or provisions of, or be prohibited by any Law applicable to the Company or any of its Subsidiaries, (iii) conflict with, violate, result in a breach of the terms, conditions or provisions of, be prohibited by, create material obligations under or result in a default under any Material Contract to which the Company is a party or by which the Company is bound or to which the Company’s assets are subject or (iv) result in the creation of any Encumbrance (other than Encumbrances created by or on behalf of the Parent) upon the shares of Company Capital Stock or any assets of the Company.

2.4    Company Approvals and Filings. Except as set forth in Section 2.4 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental Authority or any other Person on the part of the Company or any of its Subsidiaries is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby, except (a) for compliance with the pre-merger notification requirements under the HSR Act, or (b) as may be necessary as a result of the identity or the legal or regulatory status of Parent or its Affiliates.

2.5    Capitalization; Subsidiaries.

(a)    Section 2.5(a) of the Disclosure Schedule sets forth a true, correct and complete list of the authorized, issued and outstanding shares of Company Capital Stock and the name and number of shares of Company Capital Stock held of record by each Stockholder, together with the holders of Stock Options (including the vesting schedule, per share exercise price thereof and number of shares of Common Stock subject thereto), in each case as of the date hereof. All of the issued and outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable, have been issued in compliance with any preemptive or similar rights, and are owned of record by the Stockholders, and all shares of Common Stock that may be issued upon conversion of shares of Preferred Stock or Stock Options prior to the Effective Time shall have been duly authorized, shall be validly issued, fully paid and nonassessable, and shall have been issued in compliance with any preemptive or similar rights. Except for this Agreement and as may be set forth on Section 2.5(a) of the Disclosure Schedule, there are no outstanding options, warrants, rights (pre-emptive or otherwise), contracts, pledges, calls, puts, rights to subscribe, conversion rights or other contracts, agreements or commitments to which the Company is a party or which are binding upon the

Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests convertible, exchangeable or exercisable therefor or giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits or rights accruing to holders of Company Capital Stock, or convertible into, exchangeable or exercisable for any of the foregoing. The Company has complied with all applicable Laws in connection with the issuance of its securities. Except as set forth on Section 2.5(a) of the Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company. There are no bonds, debentures, notes or other debt securities of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which Company Stockholders may vote.

(b)    Section 2.5(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries. All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries have been duly authorized, are validly issued, fully paid and nonassessable, and the Company holds, directly or indirectly, the record and beneficial title in all of the shares of capital stock or other equity securities of each of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances of the type described in clauses (a), (b), or (g) of the definition thereof. Except as set forth on Section 2.5(b) of the Disclosure Schedule, there are no other issued and outstanding shares of capital stock or equity interests of any Subsidiary of the Company, or securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests, outstanding, and there are no outstanding options, warrants, rights (pre-emptive or otherwise), contracts, pledges, calls, puts, rights to subscribe, conversion rights or other contracts, agreements or commitments to which such Subsidiary is a party or which are binding upon such Subsidiary providing for the issuance, disposition or acquisition of any of its equity or any rights or interests convertible, exchangeable or exercisable therefor or giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits or rights accruing to holders of capital stock of such Subsidiary, or convertible into, exchangeable or exercisable for any of the foregoing. Except as set forth on Section 2.5(b) of the Disclosure Schedule, none of the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock, partnership interest, joint venture interest or other capital or equity interest in any other Person, and there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to make any investment in (in the form of a loan, capital contribution or otherwise) any Person or provide any guarantee with respect to the obligations of any Person other than any of the Company’s Subsidiaries that are wholly-owned by the Company or its Subsidiaries.

(c)    Except pursuant to the Company Charter and the Stockholders Agreements, there are no stockholder agreements, voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to make any investment (in the form of a loan or capital contribution) in any Person (other than the Company or its Subsidiaries). There are no bonds, debentures, notes or other debt securities of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which Stockholders may vote.

(d)    The treatment upon the effectiveness of the Merger of the Common Stock, the Preferred Stock, and the Stock Options as set forth in this Agreement is in accordance with the Company Charter, the Company’s by-laws, and all other organizational documents of the Company, the applicable Company Incentive Plans and each applicable award agreement thereunder, the Stockholders Agreements, and the DGCL and any other applicable Law, as applicable. The consideration payable to the Sellers pursuant to the Merger Agreement (including as allocated pursuant to the Allocation Schedule) is allocated among the holders of the capital stock of the Company in accordance with the provisions of the Company Charter. None of Parent, the Surviving Corporation, or any other Person shall have any obligation in respect of the Common Stock, the Preferred Stock, or the Stock Options following payments of the amounts provided for in Section 1.6 (subject to the adjustments provided for in Section 1.11) or the allocation thereof pursuant to the Allocation Schedule. At the Closing, the Allocation Schedule shall be complete and correct in all respects.

(e)    Except for the payments and distributions contemplated pursuant to this Agreement or any Ancillary Agreement contemplated hereby and any payments made with respect to Dissenting Shares, none of the Sellers, nor any of the Company’s or its Subsidiaries’ current or former officers, directors, employees or independent contractors has any right to receive any payment or distribution from the Company or any of its Subsidiaries in respect of Company Capital Stock or other equity interests held thereby as a result of the consummation of the Merger. Following the Closing, no holder of any Stock Option shall have any right thereunder to acquire any capital stock of the Company or any of its Affiliates (including the Surviving Corporation), or of Parent or any of its Affiliates (including Acquisition Corp.).

2.6    Title to Assets. Except for inventory sold or disposed of in the Ordinary Course, the Company has good and valid title to, or a valid leasehold interest in, all of the tangible assets used in the conduct of the Business as presently conducted, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. The buildings, machinery, equipment and other tangible assets that the Company owns or leases are in good operating condition and repair (subject to normal wear and tear), have been maintained in the Ordinary Course and are not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the Ordinary Course. The assets of the Company and its Subsidiaries are sufficient in the aggregate to conduct the business of the Company and its Subsidiaries in the Ordinary Course, taken as a whole, following the Closing in all material respects as it is being conducted on the date hereof.

2.7    Real Property.

(a)    The Company does not own any real property.

(b)    Section 2.7(b) of the Disclosure Schedule sets forth the address of (i) each material real property leased to or from the Company or any of its Subsidiaries and (ii) each parcel of real property with respect to which the Company is a lessee, sublessee, licensee or other occupant or user (the “Leased Real Property”), and a true, correct and complete list of all leases, subleases or other occupancy agreement (including any amendments and renewal letters) relating to the Leased Real Property, together with all amendments and modifications thereto (collectively, the “Leases”). With respect to each Lease and the Leased Real Property, as applicable:

(i)    the Company has good, valid and subsisting leasehold interests in the leasehold estate under the Leases free and clear of any right of use, occupancy or any other Encumbrance other than Permitted Encumbrances;

(ii)    the Company has Made Available a true and complete copy of each such Lease to the Parent;

(iii)    such Lease is the valid and binding obligation of the Company and, to the Knowledge of the Company, of each other Person that is a party thereto enforceable against the Company in accordance with its terms in each case except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity); and

(iv)    neither the Company nor, to the Knowledge of the Company, any other party to such Lease is in material breach or default under such Lease, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default.

2.8    Financial Statements and Related Matters.

(a)    Section 2.8(a) of the Disclosure Schedule attaches copies of the following financial statements (collectively, the “Financial Statements”): (i) audited consolidated balance sheets and related statements of income, stockholders’ equity, and cash flows for the Company and its Subsidiaries for each of the fiscal years ended March 31, 2016, March 31, 2017, and March 31, 2018, and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity, and cash flows of the Company and its Subsidiaries for each of the fiscal quarters ended June 30, 2018 and September 30, 2018 (the financial statements for the fiscal quarter ended September 30, 2018, being the “Most Recent Financial Statements”). The Financial Statements have been prepared from the respective books and records of the Company and its Subsidiaries, are correct and complete in all material respects, and except as set forth on Section 2.8(a) of the Disclosure Schedule with respect to the Most Recent Financial Statements, have been prepared using GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods, subject to the absence of footnote disclosures, none of which, if presented, except as set forth on Section 2.8(a) of the Disclosure Schedule with respect to the Most Recent Financial Statements, would materially differ from those presented in the Audited Financial Statements and normal and recurring year-end adjustments which are not material individually or in the aggregate.

(b)    The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization, (i) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to the property and assets of the Company and its Subsidiaries is permitted in accordance with management’s general or specific authorization, and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Since March 31, 2015, no director, manager, or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, auditor or accountant thereof, has received or otherwise had or obtained knowledge of (A) any “material weakness” or “significant deficiency” regarding the accounting or auditing practices, procedures, or methods of the Company or any of its Subsidiaries or their respective internal controls over financial reporting or (B) any fraud that involves any director, manager, or officer of the Company or any of its Subsidiaries.

(c)    The Company does not have any Indebtedness except as described in Section 2.8(c) of the Disclosure Schedule, and as of the Closing after giving effect to the transactions contemplated hereby, the Company will not have any Indebtedness other than Indebtedness that has been incurred at the direction and authorization of the Parent or its Affiliates.

(d)    To the Company’s Knowledge, the Company has no material Liability which is required under GAAP to be set forth on the face of the balance sheet included in the Most Recent Financial Statements or the notes thereto and is not so set forth, except for (i) Liabilities which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course, including obligations arising under Material Contracts identified in Section 2.13 of the Disclosure Schedule or under Contracts and commitments entered into in the Ordinary Course which are not required to be disclosed in Section 2.13 of the Disclosure Schedule pursuant to Section 2.13 (but not Liabilities for any breach of any such Contract occurring on or prior to the Closing Date); (ii) Liabilities that are reflected or reserved for in the calculation of Indebtedness or Transaction Expenses; or (ii) that are otherwise disclosed in the Disclosure Schedule hereto.

2.9    Subsequent Events. Except as listed on Section 2.9 of the Disclosure Schedule, since date of the Most Recent Financial Statements, the Company has been operated the Business in the Ordinary Course and there has not been any change in the Business or financial condition of the Company that has or would reasonably be expected to result in a Material Adverse Effect with respect to the Company. Without limiting the generality of the foregoing and except as listed on Section 2.9 of the Disclosure Schedule, since the date of the Most Recent Financial Statements, the Company has not taken any action that would be restricted after the date hereof pursuant to Section 4.3.

2.10    Legal Compliance. Except as set forth on Section 2.10 of the Disclosure Schedule, the Company has been since March 31, 2015, and is currently in compliance in all material respects with all applicable Laws and Orders of Governmental Authorities that relate to the Company or any of its Subsidiaries, including escheat and unclaimed property Laws. The Company holds all material licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other authorizations issued by any Governmental Authority that are necessary under applicable Law for the lawful conduct of the Business as currently conducted (collectively, the

“Material Permits”). The Company and its Subsidiaries are in compliance in all material respects with all such Material Permits, and the Business is not being conducted in violation of any Material Permit. All such Material Permits are in full force and effect, and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Material Permit, nor has the Company or any if its Subsidiaries received any written notice thereof. None of the Material Permits will lapse, terminate or expire as a result of the transactions contemplated hereby. Since March 31, 2015, no written notice or Action has been received by, or filed or commenced against, the Company or any of its Subsidiaries or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries alleging a violation of or liability or potential responsibility under any Law, Order or Material Permit that has not heretofore been duly cured and for which there is no remaining liability.

2.11    Tax Matters.

(a)    All income Tax Returns and all other material Tax Returns required to be filed by or with respect each Target Company has been duly and timely filed (taking into account all applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. Each Target Company has paid all Taxes due (whether or not shown to be due on such Tax Returns).

(b)    Except as set forth on Section 2.11(b) of the Disclosure Schedule, (i) no Tax Authority is in the process of examining or auditing any Target Company nor to the Company’s Knowledge is any audit or examination contemplated by any such Tax Authority, (ii) there are no disputes or written claims asserted for Taxes with respect to any Target Company, (iii) no Target Company has given any currently effective waivers extending the statutory period of limitation applicable to any Tax or entered into a binding written agreement for the extension of time with respect to a Tax assessment, collection or deficiency, (iv) there exists no written notice of any deficiency or claim for additional Tax in respect of any Target Company, (v) no power of attorney has been granted by or with respect to any Target Company with regard to any matters relating to Taxes, (vi) no Target Company has entered into any “closing agreements” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law), and (vii) no Target Company has been issued any private letter rulings, technical advice memoranda or similar agreements or rulings with any Tax Authority.

(c)    All amounts required to be withheld for Taxes from amounts payable by each Target Company to employees, independent contractors, service providers, Stockholders, creditors, or other third parties have been duly withheld, collected and paid, when due, to the appropriate Tax Authority. Each Target Company has collected all sales, use and value added Taxes required to be collected by it, and has timely remitted all such Taxes to the appropriate Tax Authorities.

(d)    The Company has not been a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(e)    No Target Company (i) is a party to, is subject to, bound by or has any obligation under any Tax Sharing Agreement, (ii) is required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in accounting method, closing agreement, intercompany transaction, prepaid amount, excess loss account, installment sale or election under Section 108(i) of the Code, in each case, made, entered, received or elected prior to the Closing, (iii) is or has been a party to, or participated in any way in any “reportable transaction,” as defined in Sections 6011, 6662A, and 6707A of the Code and Treasury Regulations Section 1.6011-4 (as in effect at the relevant time) or any comparable laws of jurisdictions other than the United States, (iv) (A) has ever been a member of an affiliated, combined, consolidated or unitary group for purposes of filing any Tax Return, other than for purposes of filing affiliated, combined, consolidated or unitary Tax Returns of a group of which the Company was the common parent, nor has the Company or any of its Subsidiaries been included in any similar arrangement for group Tax relief under any applicable Law, such as a loss sharing regime, or (B) has any liability arising from the application of Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise, (v) has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code, or (vi) has a permanent establishment in any country (excluding the country under the laws of which it is organized) other than the United States of America.

(f)    Section 2.11(f) of the Disclosure Schedules sets forth the respective entity classifications of each Target Company for U.S. federal income Tax purposes.

(g)    The Company and each of its Subsidiaries has in its possession official foreign government receipts or other evidence of payment for any Taxes paid by it to any foreign Tax Authorities in connection with the use or potential future use by the Company or any of its Subsidiaries of a foreign Tax credit.

(h)    All related party transactions involving any Target Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder, and any similar provision of state, local and non-U.S. law.

(i)    The Company is not now, nor has the Company ever been, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)    The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any Tax exemption, Tax holiday, or other Tax reduction agreement or order to which any Company or any Subsidiary thereof is a party to or subject.

2.12    Intellectual Property.

(a)    Section 2.12(a) of the Disclosure Schedule sets forth a true, correct and complete schedule of (i) each item of (A) registered or applied-for Intellectual Property included in the Owned Intellectual Property, (B) other Owned Intellectual Property that is material to the Company or any of its Subsidiaries, including any material proprietary Software, and (C) Licensed Intellectual Property that is material to the Company or any of its Subsidiaries

(collectively, the “Material Company Intellectual Property”); provided, however, that the confidential and proprietary trade secrets, product specifications and formulations owned or utilized by the Company or its Subsidiaries are not required to be specifically disclosed in Section 2.12(a) of the Disclosure Schedule; and (ii) all Contracts under which the Company or any of its Subsidiaries has (A) received a license or sublicense with respect to any of the Licensed Intellectual Property pursuant to which it is obligated to pay a royalty, license fee or similar payment in an amount in excess of $150,000 per annum (other than non-exclusive and non-customized end-user licenses for commercially available prepackaged computer Software generally available to the public), or has otherwise been granted any material license or other rights to use Intellectual Property, (B) is restricted in its right to use or register any material Intellectual Property, or (C) permits or agrees to permit any other Person to use, obtain, enforce, or register any material Intellectual Property, including any license agreements, coexistence agreements, and covenants not to sue or assert Intellectual Property (the “Intellectual Property Licenses”).

(b)    The Company owns all right, title, and interest in and to, or has a valid and enforceable license to use, all Intellectual Property used or held for use in, or necessary to conduct, the Business as currently conducted and as currently contemplated to be conducted, free and clear of any Encumbrance (other than Permitted Encumbrances). The Company or one of its Subsidiaries is the sole and exclusive beneficial owner of the Owned Intellectual Property and, with respect to the Intellectual Property items set forth in Section 2.12(a)(i)(A) of the Disclosure Schedule, the record owner, and the Owned Intellectual Property is subsisting, valid and enforceable and is not subject to any Encumbrance (other than Permitted Encumbrances). There are no Orders to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property.

(c)    With respect to each Intellectual Property License:

(i)    the Company has Made Available to the Parent a true, correct and complete copy of each such Intellectual Property License;

(ii)    such Intellectual Property License is the valid and binding obligation of the Company or its applicable Subsidiary, enforceable in accordance with its terms subject to bankruptcy, reorganization, receivership and other Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at law or in equity); and

(iii)    neither the Company or its applicable Subsidiary nor, to the Company’s Knowledge, any other party to such Intellectual Property License is in material breach of or default under such Intellectual Property License.

(d)    (i) Neither the Company nor any of its Subsidiaries, nor the conduct of the Business (including the products and services of the Company and its Subsidiaries), has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person’s Intellectual Property rights, and neither the Company nor any of its Subsidiaries has received any written notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any other

Person’s Intellectual Property rights), (ii) to the Knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any of the Material Company Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries has sent any written notice to any Person alleging any such interference, infringement, misappropriation, or violation. There are no pending or, to the Company’s Knowledge, threatened claims in writing against the Company or its employees or independent contractors alleging that the Material Company Intellectual Property infringes on or conflicts with the rights of any other Person, and there have been no Actions (including any interference, opposition, reissue, re-examination, inter partes review, or post grant review) asserted or threatened in writing challenging the scope, validity, ownership or enforceability of any applications or registrations included in the Owned Intellectual Property (other than rejections, objections or other similar challenges in any office actions made in the ordinary course of prosecution before a Governmental Authority).

(e)    Each of the Company and each of its Subsidiaries takes reasonable measures in accordance with normal industry practice to protect the confidentiality of material trade secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements. To the Knowledge of the Company, there has not been any disclosure of or access to any material trade secret of the Company or any of its Subsidiaries to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f)    Each current and former Employee, officer, contractor and consultant of the Company or any of its Subsidiaries that has delivered, developed, contributed to, modified, or improved any Owned Intellectual Property that is material to the Company or any of its Subsidiaries has executed a proprietary information and inventions agreement substantially in the form or forms which have been Made Available to Parent prior to the date hereof, or have otherwise executed agreements assigning to the Company (or have assigned to the Company by operation of law) all of such Person’s rights in such development, contribution, modification, or improvement. To the Company’s Knowledge, no such Person is in violation of any term of any such agreement.

(g)    No current or former Affiliate (other than the Company and its Subsidiaries), partner, director, stockholder, officer, or employee of the Company or any of its Subsidiaries will, after the Effective Time, own, license, or retain any proprietary rights in any of the Material Company Intellectual Property.

(h)    The Company and its Subsidiaries own or have the right to access and use all information technology systems currently used in the Business. Since March 31, 2015, (i) there have been no material security breaches in the information technology systems of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the information technology systems of third Persons to the extent used by or on behalf of the Company or any of its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s or any of its Subsidiaries’ businesses or operations. The Company and its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented written plans and systems that reasonably address their assessment of risk in accordance with normal industry practice.

(i)    Each of the Company and each of its Subsidiaries has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection, and use of personal information collected, used, or held for use by the Company and its Subsidiaries. No claims have been asserted or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection, retention, protection, and use of personal information collected, used, or held for use by or on behalf of the Company or any of its Subsidiaries. Each of the Company and each of its Subsidiaries takes reasonable measures in accordance with normal industry practice to ensure that such information is protected against unauthorized access, use, modification, disclosure, or other misuse, including through administrative, technical, and physical safeguards.

(j)    With respect to Software included in the Owned Intellectual Property, (i) the Company or one of its Subsidiaries is in possession of a complete copy of the source code to any such Software; (ii) the Company and its Subsidiaries have not delivered, licensed, or made available, and have no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, the source code for any such Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries; (iii) the Company and its Subsidiaries have not experienced any material defects, malfunctions, vulnerabilities, exploits, or nonconformities in such Software that have materially disrupted, or would be reasonably likely to materially disrupt, its commercial availability or the Company’s revenue stream, other than defects which have been fully corrected; and (iv) neither the Company nor any of its Subsidiaries has incorporated into such Software any, and, to the Knowledge of the Company, no such Software contains, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other code or routines that permit unauthorized access or the unauthorized disablement or erasure of such Software or information or data (or all parts thereof) or other Software of users. All Software included in the Owned Intellectual Property that is distributed, sold, or otherwise made available to third parties performs substantially in accordance with the applicable specifications, warranties, and advertisements for such Software, and the user documentation associated with any such Software contains no material errors, other than of a typographical nature.

(k)    The Company has not used Open Source Software in any manner that, with respect to any Software included in the Owned Intellectual Property, does or is reasonably expected to: (i) require its disclosure or distribution in source code form; (ii) require the licensing thereof for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution thereof; or (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to Owned Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Owned Intellectual Property. With respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries, the Company and its Subsidiaries have been and are in material compliance with all applicable licenses with respect thereto.

2.13    Contracts. Section 2.13 of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which its assets are bound (such Contracts that are required to be listed in Section 2.13 of the Disclosure Schedule are herein referred to as the “Material Contracts”):

(a)    any Contract (or group of related Contracts) (other than purchase and sale orders entered into in the Ordinary Course) for the distribution or sale of the Company’s or any of its Subsidiaries’ products or services or for the performance of services by the Company or any of its Subsidiaries to any Person whose purchases constitute five percent (5%) or more of the Company’s and its Subsidiaries’ sales for the twelve month period ending March 31, 2018;

(b)    any Contract (or group of related Contracts) establishing or governing a partnership or joint venture or relating to the Company’s or any of its Subsidiaries’ investment in any distributorship or franchise;

(c)    any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money (excluding advances, deposits, trade payables in the Ordinary Course) or any capitalized lease obligation, or under which there is imposed an Encumbrance on any of the Company’s or any of its Subsidiaries’ assets, tangible or intangible;

(d)    any Contract (or group of related Contracts) imposing any restriction on the right or ability of the Company or any of its Subsidiaries to engage in any line of business, manufacture or distribute any services, products or other materials, compete with any other Person or solicit any customer, employee or other service provider;

(e)    any Contract (or group of related Contracts) with any of the Company’s or any of its Subsidiaries’ Affiliates, officer or director or any family member of an Affiliate, officer or director;

(f)    any Contract (or group of related Contracts) relating to the disposition or acquisition of the assets of, or any equity interest in, any business enterprise or property which relates to the Company or any of its Subsidiaries, or any merger or business combination with respect to the Company or any of its Subsidiaries, entered into since March 31, 2015, other than the purchase and sale of inventory in the Ordinary Course or where there is no continuing material Liability or obligation of the Company or any of its Subsidiaries;

(g)    any Contract (or group of related Contracts) for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis that provides for annual compensation in excess of $150,000 or providing any termination benefits or payments in excess of $50,000;

(h)    any Contract (or group of related Contracts) governing Indebtedness of the Company or any of its Subsidiaries or the grant of any Encumbrance on any material property or material asset of the Company or any Subsidiary;

(i)    any Contract (or group of related Contracts) restricting the transfer of Capital Stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to repurchase shares of its Capital Stock, or relating to the voting of Capital Stock or the election of directors of any of the Company or any of its Subsidiaries;

(j)    any Intellectual Property License;

(k)    any CBA;

(l)    any Contract (or group of related Contracts) with a Governmental Authority;

(m)    any Contract (or group of related Contracts) for the purchase of supplies or other personal property by the Company or any of its Subsidiaries or for the payment of services provided by vendors or suppliers to the Company or any of its Subsidiaries that has involved or is reasonably expected to involve payment in excess of $250,000 (other than purchase and sale orders entered into in the Ordinary Course);

(n)    any Contract (or group of related Contracts) for the settlement of any litigation;

(o)    any Contract (or group of related Contracts) relating to the marketing, sale, advertising or promotion of the Company’s services which have involved or are reasonably expected to involve consideration in excess of $250,000;

(p)    any powers of attorney granted by the Company or any of its Subsidiaries that are currently effective and outstanding;

(q)    any Contract (or group of related Contracts) that requires the Company or any of its Subsidiaries to use any supplier or third party for all or substantially all of its requirements or needs or requires such entity to provide a third party “most favored nation” or similar protective pricing terms; and

(r)    any commitment to do any of the foregoing described in clauses (a) through (p).

The Company has Made Available to the Parent a correct and complete copy of each written Material Contract, including any and all amendments thereto, and a written summary setting forth the material terms of each oral Material Contract. All Material Contracts are valid, binding, enforceable against the Company or any of its Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto, and are in full force and effect, in each case except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity). Each of the Company and each of its Subsidiaries is not, and to the Company’s Knowledge no other party to a Material Contract is, in breach of or in default under the terms of any Material Contract, and there has not occurred any event that, with the passage of time or the giving of notice or both, would constitute a breach or default in any material respect thereunder attributable to the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party thereto, the effect of which, individually or in the aggregate, would reasonably be expected to result in material Liability to the Company. Neither the Company nor any of its Subsidiaries has received written notice that any party to any Material Contract intends to cancel or terminate such Material Contract.

2.14    Insurance. Section 2.14 of the Disclosure Schedule is a true, correct and complete list of policies of insurance which are maintained by the Company and its Subsidiaries, and true, correct and complete copies of such policies of insurance have been Made Available to Parent. Each policy set forth in Section 2.14 of the Disclosure Schedule is valid and binding and in full force and effect and, to the Company’s Knowledge, the Company has not received any written notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect. All known claims, if any, made against the Company or any Subsidiary that are covered by insurance have been disclosed to and accepted by the appropriate insurance companies, are being defended by such appropriate insurance companies, and are described in Section 2.14 of the Disclosure Schedule, and no claims have been denied coverage during the last five (5) years. All premiums due and payable under all such policies have been paid, and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies in all material respects. To the Company’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. None of the insurance coverage limits under any such insurance policy have been exhausted. The Company has no self-insurance or co-insurance programs.

2.15    Litigation. Except as set forth on Section 2.15 of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries by or before any Governmental Authority. Except as set forth on Section 2.15 of the Disclosure Schedule, the Company is fully insured with respect to each of the litigation matters set forth on the attached Disclosure Schedule. The Company is not subject to any Order. Except as set forth in Section 2.15 of the Disclosure Schedule, since March 31, 2015, there has been no resolution or settlement of any Action against the Company involving a payment by the Company in excess of $150,000.

2.16    Books and Records. The stockholder ledger of the Company fairly and accurately reflects the record ownership of all the outstanding shares of Company Capital Stock. The other books and records of the Company, including financial records, minute books and books of account, are complete and accurate in all material respects and have been maintained in accordance with GAAP. True, correct, and complete copies of the stock ledgers and minute books of the Company and each Subsidiary of the Company have been Made Available to Parent, and all material proceedings of the boards of directors or managers and equityholders of the Company and each Subsidiary of the Company occurring since the incorporation or formation of the Company and such Subsidiary are accurately reflected in the minutes and records contained in such minute books.

2.17    Employment Matters.

(a)    Section 2.17(a) of the Disclosure Schedule contains a true, complete and accurate list of the following for each employee of the Company and its Subsidiaries: name, job title, date of hire, current annual salary or hourly rate of pay, bonus compensation paid in the last twelve (12) months, and active/inactive status.

(b)    Except as set out in Section 2.17(b) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, works council agreement or any other similar labor agreement or arrangement with any labor union, labor organization or works council (each, a “CBA”), and no employee of the Company or any of its Subsidiaries is represented by any labor union, works council or labor organization with respect to his employment with the Company or its Subsidiary, as applicable; (ii) no labor organization or group of employees has filed any representation petition or, to the Company’s Knowledge, made any demand to the Company for recognition, and there are no representation or certification proceedings pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) to the Company’s Knowledge, there have been no labor union organizing activities with respect to any employee of the Company or any of its Subsidiaries; and (iv) there is no, and since March 31, 2015, there has not been, any strike, work stoppage, work slowdown, lockout or other material collective labor grievance, claim of unfair labor practices involving any employees of the Company or any of its Subsidiaries nor, to the Company’s Knowledge, is any such action threatened against the Company or any of its Subsidiaries.

(c)    None of the Company or any of its Subsidiaries has received notice of (i) the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (ii) any charge, claim, complaint, lawsuit, arbitration or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)    Except as set out in Section 2.17(d) of the Disclosure Schedule, the Company and its Subsidiaries are each in compliance in all material respects with all requirements of applicable Laws governing labor and employment practices, including all Laws relating to the terms and conditions of employment, wages and hours, worker classification (both with respect to exempt vs. non-exempt status and employee vs. worker (if applicable) vs. independent contractor status), immigration, occupational safety and health, labor relations and plant closures and layoffs.

(e)    Section 2.17(e) of the Disclosure Schedule sets forth a true, complete and accurate list of the compensation paid to the officers and employees of the Company and its Subsidiaries for the fiscal years ended March 31, 2017 and March 31, 2018.

(f)    Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its respective employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(g)    The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(h)    No employee of the Company or any of its Subsidiaries is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiary, as applicable, or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiary, as applicable, or (B) to the knowledge or use of trade secrets or proprietary information.

(i)    No current employee of the Company or its Subsidiaries who is at the level of Vice President or higher or with annual compensation in excess of $200,000 has provided a written notice of intent to terminate his employment.

(j)    Each of the Company and its Subsidiaries (i) maintains completed copies of I-9 Employee Eligibility Verification Forms for each of its respective employees and former employees to the extent required by Law, and (ii) is in compliance with the Immigration Reform and Control Act of 1986 respecting such employees and former employees.

(k)    Neither the Company nor any of its Subsidiaries is a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiary, as applicable, involving allegations of sexual harassment by an officer or employee of the Company or any of its Subsidiaries. There is no, and for the past ten (10) years, there has not been any, litigation or arbitration pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, in each case, involving allegations of sexual harassment by an officer or employee of the Company or any of its Subsidiaries, as applicable.

2.18    Employee Benefits.

(a)    Section 2.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Employee Benefit Plan sponsored, maintained or contributed to by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is a party. The Company has Made Available to the Parent true, correct and complete copies of (i) each Employee Benefit Plan; (ii) the most recent annual report and actuarial report, if required under ERISA; (iii) the most recent Summary Plan Description required under ERISA with respect thereto; (iv) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each Employee Benefit Plan intended to qualify under Section 401 of the Code.

(b)    Each Employee Benefit Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable Law governing such Employee Benefit Plan, and each Employee Benefit Plan has at all times been administered in all material respects in accordance with all such requirements of Law and the terms of its written plan document. All accrued contributions and other payments to be made by the Company to any Employee Benefit Plan through the date of the Most Recent Financial Statements have been made or reserves adequate therefor have been set aside and reflected on the Most Recent Financial Statements. There are no pending, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(c)    Each Employee Pension Benefit Plan which is intended to be qualified under Code §401(a), has received a favorable determination letter from the IRS stating that such Employee Pension Benefit Plan meets the requirements of Code §401(a), or is entitled to rely on a favorable opinion letter or advisory letter from the IRS. The Company has never maintained or contributed to or been required to contribute to a Multiemployer Plan or a defined benefit pension plan subject to Title IV of ERISA.

(d)    Except as required by COBRA, no Employee Benefit Plan with respect to the Company provides health benefits or life or disability insurance coverage following retirement or other termination of service.

(e)    No amounts payable under the Employee Benefit Plans in connection with the transactions contemplated in this Agreement (alone or in combination with any other event) would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or be subject to excise Tax under Section 4999 of the Code. Except as set forth in Section 2.18(e) of the Disclosure Schedule or as contemplated by the first sentence of Section 1.7(a), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any employee or individual consultant for any Tax incurred by such employee or individual consultant, including under Code Section 409A or Code Section 4999, or any interest or penalty related thereto.

(f)    The provisions of outstanding Stock Options permit the treatment of such Stock Options set forth in Section 1.7 without the consent of the holders of any such Stock Options or of any other Person.

(g)    Neither the Company nor its Affiliates has (i) ever been an employer in relation to, participated in, or had any liability (whether prospective, contingent, or otherwise) to or in respect of a defined benefit pension scheme in the United Kingdom, or (ii) otherwise entered into any contractual arrangements or given any promises or commitments relating to the provision of pension benefits to employees or officers (or former officers) in the United Kingdom that are not “money purchase benefits” (within the meaning of the United Kingdom Pension Scheme Act 1993).

(h)    No employee of the Company or any of its Subsidiaries has transferred to the Company or any of its Subsidiaries under the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 who, prior to such transfer, was entitled to any early retirement benefits under a defined benefit pension scheme.

(i)    All outstanding Stock Options were granted with exercise prices that were, at the date of grant, not less than the fair market value of the shares of Common Stock issuable thereunder.

(j)    No Founder Proceeds Recipient is entitled to receive any payment or benefit in excess of the amount set forth for such individual on Section 1.12 of the Disclosure Schedule with respect to the arrangement described on such schedule.

2.19    Environmental Matters.

(a)    The Company has complied with and is in compliance in all material respects with all applicable Environmental Laws. The Company holds all material licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other authorizations issued by any Governmental Authority that are necessary under applicable Environmental Laws for the lawful conduct of the Business as currently conducted (“Environmental Permits”). The Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and the Business is not being conducted in violation of any Environmental Permit. All such Environmental Permits are in full force and effect, and no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Environmental Permit, nor has the Company or any if its Subsidiaries received any written notice thereof. None of the Environmental Permits will lapse, terminate or expire as a result of the transactions contemplated hereby.

(b)    Since March 31, 2015, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority and, to the Company’s Knowledge, no Action has been filed against the Company or any of its Subsidiaries alleging that the Business as currently conducted violates any applicable Environmental Laws or any Environmental Permits. Neither the Company nor any of its Subsidiaries has entered into any consent decree or other written agreement with any Governmental Authority in settlement of any alleged material violation of or material Liability under any applicable Environmental Law, under which decree or agreement the Company or any of its Subsidiaries has any unfulfilled obligations.

(c)    To the Knowledge of the Company, there has been no release, spill or discharge of any Hazardous Substances at the Leased Real Property since March 31, 2015, that would reasonably be expected to result in any material Liability to the Company under any applicable Environmental Law.

2.20    Transaction with Affiliates. Except as set forth in Section 2.20 of the Disclosure Schedule, there are no Contracts or transactions (other than related to continuing employment and employee benefit matters) between the Company or any of its Subsidiaries, on the one hand, and any of the Sellers, any direct or indirect equityholder, director, shareholder, manager, executive officer, employee or Affiliate of any of the Sellers or the Company, or any member of any such Person’s immediate family, or any Person controlled by such Person. Except as set forth in Section 2.20 of the Disclosure Schedule, no such Person owns directly or indirectly any interest (other than passive investments in publicly traded securities) in, or serves as an executive officer or director of, any supplier or other Person that has a material business relationship with the Company or any of its Subsidiaries. Except as set forth and described in Section 2.20 of the Disclosure Schedule, none of the assets, tangible or intangible, or properties that are used by the Company or any of its Subsidiaries is owned by any of the Sellers or any of their respective Affiliates (other than the Company).

2.21    Customers and Suppliers. Section 2.21 of the Disclosure Schedule sets forth (a) a list of the top twenty (20) customers of the Company and its Subsidiaries (by volume of sales to such customer) for the twelve (12) month period ended as of March 31, 2018, and indicating the volume of sales for each such customer; and (b) a list of the top ten (10) suppliers of the Company and its Subsidiaries (by volume of purchases from such suppliers) for the twelve (12) month period ended as of March 31, 2018, and indicating the volume of purchases from each such supplier. Except as set forth in Section 2.21 of the Disclosure Schedule, there has been no material dispute with any such customer or supplier, there has been no termination or material modification (including any price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company and its Subsidiaries and such customer or supplier, and the Company has not received written notice from any such customer or supplier to the effect that any such customer or supplier will materially and negatively alter its relationship with the Company or will otherwise change its pricing terms.

2.22    Accounts Receivable and Accounts Payable. The accounts receivable reflected in the Financial Statements or arising after the date of the most recent balance sheet included in the Most Recent Financial Statements (a) have been determined in accordance with GAAP and consistent with past practice and have arisen from bona fide, arm’s length transactions entered into by the Company or a Subsidiary thereof involving the sale of goods or the rendering of services in the Ordinary Course; and (b) to the Knowledge of the Company, constitute only valid, enforceable, undisputed claims of the Company or a Subsidiary thereof and are not subject to claims of set-off or other defenses or counterclaims, subject to the respective reserves for uncollectible accounts shown on the Financial Statements (which reserves are adequate and have been determined and calculated in accordance with GAAP and consistent with past practice). All accounts payable and notes payable of the Company and its Subsidiaries reflected in the Financial Statements or arising after the date of the of the most recent balance sheet included in the Most Recent Financial Statements have been determined in accordance with GAAP and consistent with past practice and have arisen from bona fide arm’s length transactions entered into by the Company or a Subsidiary thereof in the Ordinary Course, and no such account payable or note payable is delinquent in its payment.

2.23    Vote Required. The Company has delivered all notices required to be delivered to Stockholders pursuant to the Company Charter and the Stockholders Agreements and, other than the Written Consent, any consent of the Stockholders to the execution and delivery of this Agreement and the consummation of the transactions contemplated thereby that is required pursuant to the Company Charter or any of the Stockholders Agreements has been received. Each of the Company and the applicable Stockholders has validly waived all rights of first refusal and all rights of co-sale that it may have pursuant to the Stockholders Agreements with respect to the Merger and the transactions contemplated by this Agreement. The Merger constitutes a Deemed Liquidation Event, as that term is used and defined in the Company Charter, pursuant to Section 2.3.1(a) of the Company Charter, and the consideration payable to the Sellers pursuant to this Agreement is allocated pursuant to the Allocation Schedule among the holders of capital stock of the Company in accordance with Section 2.1 and Section 2.2 of the Company Charter. The consideration payable to Stockholders at the Closing pursuant to this Agreement exceeds the Series A Liquidation Amount, as that term is used and defined in the Company Charter.

2.24    Certain Payments. Since September 30, 2013, with respect to the operation of the Business, neither the Company nor any of its Subsidiaries has given, offered or agreed to offer anything of value, directly or indirectly, to: (a) any employees, officers or directors, or any customers of a company, as applicable, (b) any foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives, or (c) any person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to a foreign or domestic governmental official, political party or candidate for government office or any of its employees or representatives in any manner which would result in the violation by the Company or any of its Subsidiaries of any Anti-Bribery Laws with respect to its operation of the business, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and the UK Bribery Act 2010 (“UKBA”). Neither the Company nor any of its Subsidiaries has, with respect to the Business, received a subpoena, letter of investigation or other document from a Governmental Authority alleging a violation of the FCPA, the UKBA, or other applicable Anti-Bribery Laws or regulations. Neither the Company nor any of its Subsidiaries has, with respect to the Business, received, or is, to the Knowledge of the Company, the subject of, any internal complaint, allegation, audit, investigation or review process regarding a potential violation of any applicable Anti-Bribery Laws.

2.25    International Trade Laws.

(a)    Except as set forth in Section 2.25 of the Disclosure Schedule, the Company and its Subsidiaries and their respective directors, officers, and employees (in their capacities as representatives of the Company or any of its Subsidiaries) and, to the Knowledge of the Company, any agents or other third party representatives acting on behalf of the Company or any Subsidiary are, and have at all times for the past five (5) years been, (i) in compliance with all International Trade Laws. The Company and its Subsidiaries have obtained all permits or other forms of authorization for the export, re-export, deemed export, deemed re-export, transfer or import of the Company’s or any Subsidiary’s products and services required in accordance with such International Trade Laws.

(b)    Without limiting the foregoing, for the past five (5) years, no action or voluntary disclosure related to the International Trade Laws is or has been pending or, to the Knowledge of the Company, threatened against the Company or Subsidiary or any officer or director or employee of the Company or any Subsidiary, by or before any Governmental Authority.

(c)    Neither the Company nor any Subsidiary nor any of their respective directors, officers, or employees (in their capacities as representatives of the Company or any of its Subsidiaries), nor, to the Knowledge of the Company, any agents or other third party representatives acting on behalf of the Company or any Subsidiary is, or has during the past five (5) years been, (i) a Person with whom transactions are prohibited under any International Trade Law or the target of economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States, the United Nations, the European Union or the United Kingdom; or (ii) engaged in a transaction or otherwise dealt directly or indirectly with any country or Person against which the United States, the United Nations, the European Union or the United Kingdom maintains, or has maintained during the last five (5) years, economic sanctions or embargoes.

2.26    Brokers’ Fees. Except as set forth in Section 2.26 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability to pay any fees, commissions or other compensation to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND ACQUISITION CORP.

Parent and the Acquisition Corp. represent and warrant to the Company that the statements contained in this Article 3 are true and correct as of the date of this Agreement, except for representations and warranties that speak as of a specific date other than the date of this Agreement, which representations and warranties are true and correct as of such other date.

3.1    Organization and Power. Each of Parent and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Corp. has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2    Authorization. The execution, delivery and performance by Parent and Acquisition Corp. of this Agreement and the other agreements contemplated hereby to which it is a party, the consummation of the Merger and of the other transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceeding on the part of Parent or Acquisition Corp., or either of their respective boards of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby to which it is a party or the consummation of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby have been duly executed and delivered by Parent and Acquisition Corp. and, assuming the due execution and delivery of each agreement by the other parties thereto, each constitutes a valid and binding obligation of Parent and Acquisition Corp., enforceable against Parent or Acquisition Corp., as applicable, in accordance with their terms, in each case except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity).

3.3    Absence of Conflicts. None of the execution and the delivery of this Agreement and the other documents contemplated hereby to which Parent or Acquisition Corp. is a party, nor the consummation of the transactions contemplated hereby and thereby, will (a) conflict with, result in a breach of any of the provisions of; (b) constitute a default under; (c) result in the violation of; (d) give any third party the right to terminate or to accelerate any obligation under; or (e) require any authorization, consent, approval or other action by or notice to any Governmental Authority under, any material agreement to which Parent or Acquisition Corp. is bound, Parent’s or Acquisition Corp.’s organizational documents or any Law to which Parent or Acquisition Corp. is subject.

3.4    Governmental Authorities and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person (except for the filing and recordation of the Certificate of Merger as required by the DGCL and except as required pursuant to the HSR Act) is required in connection with the execution, delivery or performance of this Agreement by Parent or Acquisition Corp. or any other agreements contemplated hereby to which any of them is a party, or the consummation by Parent or Acquisition Corp. of the transactions contemplated hereby and thereby.

3.5    Litigation. There are no material Actions pending or, to the best of Parent’s Knowledge, threatened against or affecting Parent or Acquisition Corp., at law or in equity, or before or by any Government Authority which would or would reasonably be expected to adversely affect Parent’s or Acquisition Corp.’s ability to perform its obligations under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

3.6    Ownership of Acquisition Corp.; No Prior Activities. Parent owns all of the issued and outstanding shares of Acquisition Corp.’s capital stock. Acquisition Corp. was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Acquisition Corp. has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

3.7    Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Parent or Acquisition Corp.

3.8    Financing.

(a)    On or prior to the date hereof, Parent has delivered to the Company a correct and complete copy of an executed commitment letter (including all exhibits, schedules and annexes thereto, and as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with Section 4.7, the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A. (the “Initial Lender”), to provide Parent with the financing described therein, subject to the terms and conditions in the Debt Commitment Letter (the “Debt Financing”), and the related fee letter (as amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with Section 4.7, the “Fee Letter”); provided that the Fee Letter may be redacted to remove any fees, pricing and other economic terms and other sensitive information that would not adversely affect the conditionality, availability or enforceability of the Debt Financing.

(b)    The Debt Commitment Letter is a legal, valid and binding obligation of Parent, and to the knowledge of Parent, each other party thereto, enforceable against each such party in accordance with its terms, in each case except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity). As of the date hereof, (i) the Debt Commitment Letter has not been amended or modified, (ii) no such amendment or modification is pending or contemplated (other than any amendment or modifications that would not be prohibited by Section 4.7), (iii) the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated or rescinded in any respect, (iv) no event has occurred that would constitute a default or breach on the part of Parent under any term or condition of the Debt Commitment Letter and (v) no other contracts or arrangements to which Parent is a party as of the date hereof exist which would impose conditions to the funding in full of the Debt Financing under the Debt Commitment Letter or could otherwise reasonably be expected to affect the availability of the funding in full of the Debt Financing under the Debt Commitment Letter.

(c)    Parent has fully paid or caused to be fully paid any and all commitment fees or other fees required to be paid in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. There are no side letters or other agreements, or Contracts to which Parent or any of its Affiliates is a party which are related to the funding or investing, as applicable, of the full amount of the Debt Financing that would or would reasonably be expected to (i) prevent or substantially delay the availability of the full amount of the Debt Financing contemplated by the Debt Commitment Letter at the Closing or (ii) affect the enforceability of the Debt Commitment Letter. Assuming the Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds contemplated by the Debt Commitment Letter will in the aggregate, together with Parent’s available cash and cash equivalents, be sufficient for Parent to satisfy all of the payment obligations of Parent under this Agreement, including (i) paying the Aggregate Initial Merger Consideration and (ii) paying all fees and expenses incurred by it or for which it is responsible in connection with this Agreement. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Debt Financing will fail to timely be satisfied or that the full amount of the Debt Financing will be unavailable on or prior to the Closing Date. The Debt Commitment Letter is not subject to any conditions precedent to the obligations of the parties thereunder to make the applicable amount of the Debt Financing available to Parent at the Closing other than as set forth therein. Parent has no Knowledge, as of the date hereof, that any Debt Financing Source will not perform its funding obligations under the Debt Commitment Letter in accordance with its terms and conditions.

(d)    Notwithstanding anything to the contrary contained herein, Parent’s obligation to contemplate the transactions contemplated hereby is not conditioned or contingent on Parent’s ability to obtain any Debt Financing or any financing in lieu thereof.

3.9    Due Diligence Review. Each of Parent and Acquisition Corp. acknowledges that: (a) it has completed its own due diligence review with respect to the Company and its Subsidiaries and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article 2 hereof and the related portions of the Disclosure Schedule and any representations or warranties made pursuant to the Ancillary Agreements and other agreements and documents contemplated hereby, it is not relying upon any representation or warranty of the Company or any Affiliate, officer, director, employee, agent or advisor thereof, nor upon the accuracy of any record, projection or statement made available or given to Parent or Acquisition Corp. in the performance of such investigation and (b) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

3.10    Restricted Securities. Parent understands and acknowledges that (a) none of the Company Capital Stock has been registered or qualified under the Securities Act of 1933, as amended (the “1933 Act”), or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Capital Stock constitutes “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Company Capital Stock is traded or tradable on any securities exchange or over the counter; and (d) none of the Company Capital Stock may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Company Capital Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Parent is an “accredited investor” as defined in Rule 501(a) of the 1933 Act.

ARTICLE 4

COVENANTS

4.1    Further Actions. Subject to the terms and conditions hereof, the Parties agree to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using their commercially reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to the Material Contracts, (b) obtain all consents, approvals and authorizations that are required to be obtained under any applicable Law, (c) prevent the entry, enactment or promulgation of any threatened or pending Order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, (d) lift or rescind any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, and (e) effect all necessary registrations, applications, notices and filings and submissions of information requested by Governmental Authorities. Subject to the Company’s obligation to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, nothing in this Agreement shall require any of the Sellers to agree to or execute any material changes to any Contracts, offer or grant any accommodation (financial or otherwise), commence any Action or make any payments to any third party in order to obtain third party consents to the transactions contemplated by this Agreement, except in the case where such material change shall only be effective upon the Closing and where such payments are expressly contemplated by a Contract between the Company and such third party.

4.2    Filings and Actions with respect to Antitrust Laws. After the date hereof through the Closing:

(a)    Each Party will each take all actions necessary, proper or advisable under applicable Law to (i) make their respective filings under any applicable Antitrust Law as promptly as practicable, and in any event not later than five (5) Business Days after the date of hereof, (ii) cause the satisfaction of such other filing requirements, or the issuance of such approvals, clearances, consents or authorizations as may be required with respect to any Antitrust Law, (iii) request early termination of any waiting periods under the HSR Act, (iv) comply at the earliest practicable date with any request for information or documentary material received by Parent or the Company or any of their Affiliates from any Governmental Authority, and (v) avoid the entry of any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, under any Antitrust Law, that would have the effect of prohibiting, preventing or restricting consummation of the transactions contemplated hereby.

(b)    The Parties commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the expiration of all applicable waiting periods under any Antitrust Law and to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby under Antitrust Law at the earliest practicable dates. The Parties’ commercially reasonable efforts shall include the undertaking to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) promptly keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Authority, (iii) confer with each other regarding appropriate contacts with and responses to personnel of such Governmental Authority, (iv) not arrange for or participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry without consulting with each other in advance, and, to the extent permitted by such Governmental Authority, giving the other party the opportunity to attend and participate thereat, and (v) furnish all information reasonably required for any application or other filing to be made pursuant to any applicable Law of any Governmental Authority in connection with the transactions contemplated hereby.

(c)    The Parties shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated hereby under any Antitrust Law. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated hereby as violative of any Antitrust Law, the Parties shall each cooperate and use its commercially reasonable efforts to vigorously contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits (or seeks to restrict, prevent or prohibit) consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative actions.

(d)    Parent will pay the cost of all filing fees related to the foregoing to the applicable Governmental Authority.

4.3    Conduct of Business Prior to Closing. Except as expressly contemplated by this Agreement, required by Law, or as Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company will, and will cause its Subsidiaries to, use its commercially reasonable efforts to operate the Business in all material respects in the Ordinary Course. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, required by Law, or as Parent may otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Company will, and will cause its Subsidiaries to, not:

(a)    enter into any debt agreement, obligation of indebtedness, or security, or create, incur, assume, or guarantee any indebtedness or issue any debt securities other than the borrowing of loans in the Ordinary Course pursuant to the Existing Credit Agreement (provided that the principal amount of the Indebtedness incurred thereunder shall not exceed the commitments in effect under the Existing Credit Agreement as of the date hereof), in each case, other than trade payables in the Ordinary Course;

(b)    (i) other than in connection with the exercise of Stock Options outstanding on the date hereof in accordance with their existing terms, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any of its equity interests, (ii) declare, set aside or pay any distribution (whether in cash or property or any combination thereof) in respect of any of its equity interests, (iii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other equity securities in respect of, in lieu of, or in substitution for its equity interests, or (iv) amend the terms of, repurchase, redeem or otherwise acquire any of its equity interests;

(c)    amend its organizational documents, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, amalgamation, reclassification, or like change in capitalization, or other reorganization;

(d)    in each case other than as set forth on Schedule 4.3(d), materially amend or voluntarily terminate any Material Contract or enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof;

(e)    in each case other than in the Ordinary Course, sell, lease, license, encumber, abandon, allow to lapse or otherwise dispose of, or agree to sell, lease, license, encumber, abandon, allow to lapse or otherwise dispose of, any of its material assets, including any Material Company Intellectual Property;

(f)    delay payment of any account payable or other Liability beyond its due date or the date when such liability would have been paid in the Ordinary Course;

(g)    pay or discharge, enter into any settlement or release with respect to, or commence, waive or compromise any Action that is material to the Company or any of its Subsidiaries;

(h)    cancel, terminate or amend in any material respect any insurance policy in effect as of the date hereof, other than the termination, renewal or replacement of any such policy in the Ordinary Course on comparable terms as in effect on the date hereof;

(i)    (i) acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) equity securities of any Person or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(j)    except to the extent required under any Employee Benefit Plan or any existing Contract, (i) pay any bonuses or increase salaries or other compensation to any of its officers or employees (other than as set forth on Section 4.3(j) of the Disclosure Schedule), (ii) enter into any employment, severance or similar Contract with any officer or employee, (iii) enter into, modify or extend any CBA or recognize or certify any labor union, works council, labor organization or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries, (iv) materially adopt, increase, accelerate, amend, modify or terminate any Employee Benefit Plan or similar arrangement with a consultant (other than in connection with any vesting of In-the-Money Options as required by Section 1.7 hereof), (v) hire any employee at the level of Vice President or above or with annual compensation in excess of $150,000 or with severance or other termination benefits in excess of $50,000 (other than as set forth on Section 4.3(j) of the Disclosure Schedule), or (vi) terminate the employment of any employee at the level of Vice President or above or with annual compensation in excess of $150,000 or with severance or other termination benefits in excess of $50,000;

(k)    waive any restrictive covenant obligations of any employee or consultant of the Company or its Subsidiaries;

(l)    implement or adopt any change in its Tax accounting or financial accounting principles, practices or methods;

(m)    (i) make, revoke, or amend any material Tax election, (ii) file any amended Tax Return or any claim for Tax refund, (iii) enter into any closing agreement affecting any Tax liability or refund, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) settle or compromise any Tax liability or refund, (vi) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, or (vii) enter into any Tax Sharing Agreement; or

(n)    agree to take any of the foregoing actions.

4.4    Access. From the date hereof through the Closing, the Company shall, (a) provide the Parent and its representatives (including its legal counsel and accountants, as well as the Debt Financing Sources and potential Debt Financing Sources and potential underwriters of the R&W Insurance Policy) with reasonable access to such information as the Parent may from time to time reasonably request with respect to the Company and its Subsidiaries and the Business and (b) upon reasonable prior notice during normal business hours and under reasonable circumstances in a manner so as not to interfere with the normal business operations of the Business, provide the Parent and its representatives (including legal counsel and accountants) with reasonable access to the premises, management, books, records, Contracts and documents of or pertaining to the Company as the Parent may from time to time reasonably request; provided, however, that in no event will the Company be required to furnish the Parent or its representatives with any documents or information that the Company is required by Law or Order to keep confidential or that would reasonably be expected to jeopardize the status of such document or information as privileged, work product, or as a trade secret; provided, further, that the Company shall use commercially reasonable efforts to provide Parent and its representatives with access, documents, and information sought in a manner that does not jeopardize the status of such document or information as privileged, work product, or as a trade secret. All such information and access shall be subject to the terms and conditions of the Non-Disclosure Agreement, dated as of May 16, 2018, executed by the Company and Parent (the “Non-Disclosure Agreement”).

4.5    Contact with Customers, Suppliers and Employees. Parent acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employees, customers, suppliers, distributors or other material business relations of the Company prior to the Closing without the prior consent of the Company; provided, however, that Parent shall not be prohibited from contacting customers, suppliers, distributors or other material business relations of the Parent and its Affiliates in the Ordinary Course and not related to the transactions contemplated by this Agreement.

4.6    Schedule Updates.

(a)    Prior to the Closing, the Company may supplement and update the Disclosure Schedule to reflect any matter or information arising after the date of this Agreement which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.

(b)    Prior to the Closing, if the Company becomes aware of any matter existing, occurring or known as of the date of this Agreement that was required to be set forth or described in the Disclosure Schedule, but that is not so set forth or described thereon the Company may amend the Disclosure Schedule to this Agreement in any manner which is necessary to correct any existing inaccuracy or incorrect or incomplete information in such Disclosure Schedule.

(c)    No such supplement or amendment to the Disclosure Schedule pursuant to Section 4.6(a) or Section 4.6(b) shall be deemed to have modified the representations, warranties or covenants of the Company herein for purposes of determining whether the conditions set forth in Section 5.2(a) have been satisfied, or shall affect whether a breach of such representations, warranties or covenants has occurred for purposes of determining the Parent’s rights under Article 6 with respect thereto.

4.7    Financing Activities.

(a)    Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as reasonably possible, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including as such terms and conditions may be amended, modified or waived in accordance with Section 4.07(b) or pursuant to any “market flex” provisions in the Fee Letter), including using reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter, (ii) satisfy, or cause to be satisfied, on a timely basis all conditions applicable to Parent obtaining the Debt Financing set forth therein (or obtain a waiver thereof), (iii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Financing Agreements”) on the terms and conditions contemplated by the Debt Commitment Letter (including as such terms and conditions may be amended, modified or waived in accordance with Section 4.07(b) or pursuant to any “market flex” provisions in the Fee Letter) or on other terms that are acceptable to the Debt Financing Sources and Parent, which terms and conditions shall not materially expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letter, (iv) pay all commitment fees or other fees required by the Debt Commitment Letter to be paid as they become due, and (v) consummate the Debt Financing at or prior to the time the Closing is required to occur pursuant to Section 1.2.

(b)    Parent shall use reasonable best efforts to provide the Company with reasonably prompt written notice, and in any event within ten (10) Business Days of becoming aware, of any of the following, to the extent occurring prior to the Closing: (i) any material breach or default by any party to the Debt Commitment Letter or any Financing Agreement of which Parent becomes aware, (ii) the receipt of any written notice or other written communication from any Person with respect to any (x) breach, default, termination or repudiation by any party to the Debt Commitment Letter or (y) dispute or disagreement between or among any parties to the Debt Commitment Letter (other than any customary negotiations with respect to the terms of the Debt Financing), solely to the extent such disagreement or dispute relates to the termination of, or the satisfaction of the conditions to, the obligation of the Debt Financing Sources party thereto to fund their commitments thereunder, (iii) if and when Parent becomes aware of the occurrence of any event or development that could reasonably be expected to have a material and adverse impact on the ability of Parent to obtain any portion of the Debt Financing contemplated by the Debt Commitment Letter (other than as a result of the failure or potential failure of the conditions set forth in Article 5 to be satisfied), and (iv) of any expiration or termination of the Debt Commitment Letter. Parent shall provide the Company executed copies of the Financing Agreements entered into prior to the Closing Date (provided that any fee letters, engagement letters or other agreements that are confidential by their terms may be redacted in a manner so as not to disclose such terms that are so confidential, including to remove fees, pricing and other economic terms) and copies of any of the written notices or communications described in the preceding sentence; provided, however, that nothing in this sentence or the immediately preceding sentence shall require Parent to disclose any information that (A) is subject to attorney-client privilege or consists of attorney work product, (B) the disclosure of which would result in the breach of any of Parent’s confidentiality obligations set forth in any Contract, or (C) the disclosure of which would be prohibited under applicable Law.

(c)    If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable for any reason on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use reasonable best efforts to obtain alternative financing, including from alternative sources, on terms not materially less favorable, taken as a whole, than those set forth in the Debt Commitment Letter, in an amount sufficient to replace any unavailable portion of the Debt Financing and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter (other than conditions that would not reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby) (“Alternative Financing”) as promptly as practicable following the occurrence of such event. Thereafter, all references to the Debt Financing shall be deemed to include such Alternative Financing, and all references to the Debt Commitment Letter and Debt Documents shall include the commitment letter and any applicable documents for the Alternative Financing, as applicable. Promptly following the Company’s reasonable request, Parent shall use reasonable best efforts to update the Company regarding the status of its efforts to arrange any Alternative Financing; provided, however, that Parent shall not be required to disclose any information that (A) is subject to attorney-client privilege or consists of attorney work product, (B) the disclosure of which would result in the breach of any of Parent’s confidentiality obligations set forth in any Contract, or (C) the disclosure of which would be prohibited under applicable Law.

(d)    Parent shall not permit, without the prior written consent of the Company, any material amendment, modification, supplement, replacements or restatement to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letter or any Financing Agreement that would or would reasonably be expected to (i) reduce the aggregate amount of net cash proceeds available from the Debt Financing below the amount necessary to finance the transactions to be consummated on the Closing Date, or (ii) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing, in each case, in a manner that would reasonably be expected to (A) materially delay or prevent consummation of the transactions contemplated hereby to be consummated on the Closing Date, (B) make the funding of any portion of the Debt Financing (or satisfaction of any condition to obtaining any portion of the Debt Financing) materially less likely to occur, or (C) adversely affect the ability of Parent to enforce its rights against any other party to any Financing Agreement (collectively, with the Debt Commitment Letter, the “Debt Documents”) or the ability of Parent to consummate the transactions contemplated hereby; provided that, notwithstanding the foregoing, (y) Parent shall be permitted to amend the Debt Commitment Letter to add lenders, agents, co-agents, arrangers, bookrunners, managers or other roles under the Debt Commitment Letter and (z) any amendment or modification to any Debt Documents in connection with the exercise of any “market flex” shall not be prohibited or otherwise limited by this Section 4.7(d).

4.8    Financing Cooperation.

(a)    Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective representatives to, at Parent’s sole expense, provide to Parent such cooperation reasonably requested by Parent that is customary in connection with Parent’s efforts to obtain the Debt Financing (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of the Company or any of its Subsidiaries), including: (i) furnishing Parent and its Debt Financing Sources as promptly as practicable with unaudited consolidated balance sheets and related statements of income, stockholders’ equity, and cash flows of the Company and its Subsidiaries, for each fiscal quarter ended after the date of the Most Recent Financial Statements but at least forty (40) calendar days before the Closing Date (collectively, the “Required Information”); (ii) making members of senior management with appropriate seniority and expertise available (including by conference call) for a reasonable number of meetings, presentations, and due diligence sessions; (iii) providing all information reasonably requested by Parent or the Debt Financing Sources regarding the Company and its Subsidiaries under applicable “know your customer,” anti-terrorism and anti-money laundering rules and regulations, including the Beneficial Ownership Regulation and the USA PATRIOT Act of 2001, at least five (5) business days prior to the Closing Date, in each case, requested at least ten (10) Business Days prior to the Closing Date; (iv) assisting with the preparation of any Debt Documents as may be reasonably requested by Parent; provided that no obligation of the Company or any of its Subsidiaries under any such documentation shall be effective until the Closing (other than as set forth in any authorization letter with respect to the Debt Financing); and (v) assisting Parent and the Debt Financing Sources in the preparation of bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information and executing customary authorization letters) for any of the Debt Financing to the extent reasonably requested by Parent. None of the Company or any of its respective Subsidiaries or any of their respective representatives shall be required, under the provisions of this Section 4.8(a) or otherwise in connection with the Debt Financing (x) to pay any commitment or other similar fee prior to the Closing that is not advanced by Parent or (y) to incur any expense unless such expense is promptly reimbursed by Parent following written request by the Company. Parent shall indemnify the Company and its respective Subsidiaries and their respective representatives from and against any and all losses, damages, awards, fines, penalties, expenses, fees, costs and amounts paid in settlement in accordance with this Agreement (including reasonable fees and reasonable expenses of counsel) suffered or incurred by them in connection with (1) any action taken by them at the request of Parent pursuant to this Section 4.8 or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith, except to the extent arising from (i) information provided by or on behalf of the Company or its Affiliates or (ii) the bad faith, willful misconduct or gross negligence of the Company or its Affiliates. Nothing contained in this Section 4.8 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing and, until the Closing occurs, neither the Company nor its Subsidiaries nor their respective representatives shall (1) be required to take any action that will conflict with or violate their respective certificate of incorporation, by-laws or comparable organizational documents or any Laws or orders or (2) be required to pass resolutions or consents, approve or authorize the execution of, or execute any document, agreement, certificate or instrument or take any other corporate action with respect to the Debt Financing that is not contingent on the Closing or that would be effective prior to the Closing Date (other than customary authorization letters as described in clause (v) above).

(b)    All material, non-public information regarding the Company and its Subsidiaries provided to Parent or its respective representatives pursuant to this Section 4.8 shall be kept confidential by them in accordance with Section 9.11(b), except for disclosure to Debt Financing Sources and potential Debt Financing Sources as required in connection with the Debt Financing subject to customary confidentiality protections.

4.9    Parent Actions. Any acts or omissions of the Parent, any of its Affiliates or any Person acting at the direction of the Parent or any of its Affiliates taken or omitted to be taken on or after the date hereof pursuant to this Agreement in the markets in which the Company operates shall not be the basis for a Material Adverse Effect, shall not be a basis upon which the Parent’s closing conditions set forth in Sections 5.2(a) or 5.2(b) shall fail to be satisfied and shall not excuse the Parent from performing its obligations under this Agreement and consummating the transactions contemplated hereby.

4.10    Public Announcements. Prior to the Closing, none of any of the Stockholder Representative, the Company, the Parent or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the Parent, the Stockholder Representative and any Seller to be named in such release or announcement; provided that the Parties hereto may make disclosures with respect to this Agreement and the transactions contemplated hereby (a) as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange, (b) to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses to the extent such Persons have a need to know the information contained in such disclosure(s), and (c) in order to comply with the covenants contained in this Agreement. Notwithstanding the foregoing, the Parent and the Company shall cooperate to prepare a joint press release to be issued on the Closing Date, which press release shall be mutually acceptable to the Parent and the Company. After the Closing Date, except as may be required by applicable Law or listing agreement with or listing rule of a national securities exchange, no press release related to this Agreement and the transactions contemplated herein, or other announcements to the employees or customers of the Company or any of its Subsidiaries, shall be issued without prior written consent of the Parent, the Stockholder Representative and any Seller to be named in such release or announcement.

4.11    Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Company shall cease any and all existing activities, discussions and negotiations with any Person other than Parent with respect to, and to deal exclusively with Parent and its Affiliates and representatives regarding, any direct or indirect acquisition or purchase of equity interests of the Company or any of its Subsidiaries or of all or substantially all of the assets of the Company and its Subsidiaries or any merger, consolidation or other business combination involving the Company or any of its Subsidiaries, and the Company shall not, and shall take all action necessary to ensure that neither it nor any of its Subsidiaries, Affiliates or representatives shall, directly or indirectly:

(a)    solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the shares of Company Capital Stock or other equity or ownership interest of the Company or substantially all of the assets of the Company, other than services sold in the Ordinary Course or (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries; or

(b)    participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing.

4.12    R&W Insurance Policy. The Parent shall purchase, on or prior to the Closing Date a buyer-side representation and warranty insurance policy (the “R&W Insurance Policy”) to insure against Losses incurred by the Parent as a result of the failure of any representation or warranty made by the Company in this Agreement or by any Stockholder in a Letter of Transmittal to be true and correct as of the date of this Agreement and as of the Closing Date (or as of a particular date, where such representation or warranty is made only as of such particular date). Parent shall negotiate such R&W Insurance Policy and shall provide the Stockholder Representative with (a) the opportunity to review the R&W Insurance Policy prior to finalizing and binding or issuing such policy and (b) a copy of the R&W Insurance policy at the Closing. One half of the premium and associated fees and expenses for the R&W Insurance Policy shall constitute Transaction Expenses, and one half of such costs shall be borne by Parent. The Parent acknowledges and agrees that the Sellers shall not be liable as a result of any rights of subrogation under the R&W Insurance Policy other than in the case of fraud (as such term is defined in the R&W Insurance Policy) and that Parent shall not (and shall cause its Affiliates not to) amend, terminate, or waive any provision of the R&W Insurance Policy regarding the waiver of subrogation against the Sellers set forth in the R&W Insurance Policy without the prior written consent of the Stockholder Representative.

4.13    Employee Matters.

(a)    During the period commencing on the Closing Date and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the employee’s termination of employment with the Company), the Parent, Surviving Corporation or an Affiliate thereof shall provide each employee of the Company or any of its Subsidiaries (as determined immediately prior to the Closing, “Company Group Employee”) who remains employed immediately after the Closing, other than those individuals listed on Section 4.13 of the Disclosure Schedule (“Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company or any of its Subsidiaries immediately prior to the Closing; (ii) a target bonus opportunity (excluding equity-based compensation), if any, which is not less than the target bonus opportunity (excluding equity-based compensation) provided by the Company or any of its Subsidiaries immediately prior to the Closing; (iii) retirement, health and welfare benefits that are no less favorable in the aggregate than those provided by Parent immediately prior to the Closing to similarly situated employees of Parent or its Affiliates; and (iv) severance benefits (if any) that are no less favorable than the practice, plan or policy in effect for similarly situated employees of Parent.

(b)    With respect to any employee benefit plan or program maintained by Parent, the Surviving Corporation or any of their Affiliates (including, but not limited to, any vacation or paid time-off) for any Continuing Employee, for purposes of determining eligibility to participate, vesting, and levels of severance pay, vacation pay and other paid time off entitlements, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as all service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation and/or an Affiliate thereof; provided that such service need not be recognized for benefit accrual purposes under any defined benefit pension plan or to the extent such recognition would result in any duplication of benefits or compensation.

(c)    With respect to each health or welfare benefit plan and program maintained by Parent, the Surviving Corporation or any of their Affiliates for the benefit of any Continuing Employee (and his or her eligible dependents), Parent, the Surviving Company or such Affiliate shall (i) cause to be waived any eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements and the application of any pre-existing conditions or limitations under such plan or program, and (ii) cause each Continuing Employee (and his or her eligible dependents) to be given credit under such plan or program for all amounts paid by such Continuing Employee (or his or her eligible dependents) under any similar Employee Benefit Plans for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments, coinsurance and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or such Affiliate for the plan year in which the Closing Date occurs.

(d)    The Company and Parent acknowledge and agree that all provisions contained in this Section 4.13 with respect to Company Group Employees and Continuing Employees are included for the sole benefit of the Company and Parent and that nothing in this Section 4.13, whether express or implied, shall (i) be treated as an amendment or other modification to any Employee Benefit Plan or other benefit or compensation plan, agreement or other arrangement or (ii) create any third party beneficiary or other rights (A) in any Person other than the parties to this Agreement, including any Company Group Employees, former Company Group Employees, Continuing Employees or any participant in any Employee Benefit Plan (in each case who become bound by this Agreement) or any dependent or beneficiary of any such Person, or (B) to continued employment, any separate right to employment or any particular term of condition of employment of any Person with the Company, Parent or any of their respective Subsidiaries or Affiliates. Each of the Company Incentive Agreements shall be terminated, effective as of the Closing, and nothing contained herein is intended to prohibit Parent or any of its Subsidiaries from amending or terminating any other Employee Benefit Plan.

4.14    Termination of Certain Agreements. Except as set forth on Section 4.14 of the Disclosure Schedule, the Sellers shall terminate, or cause to be terminated, with no further liability or obligation of the Company or any of its Subsidiaries, on or prior to the Closing, all Contracts and other transactions with Affiliates of the Company listed on Section 2.20 of the Disclosure Schedule and shall provide reasonably satisfactory written evidence thereof to Parent. Each of the Stockholders Agreements shall be terminated, effective as of the Closing.

4.15    280G. The Company shall: (a) obtain from each person who is a “disqualified individual” under Section 280G(c) of the Code and who has a right to any severance payments,

accelerated vesting and payment of Stock Options, and other payments, which would be deemed to constitute “parachute payments” under Section 280G of the Code (the “Potential 280G Payments”), a waiver (in a form reasonably acceptable to Parent) of such person’s rights to some or all of the potential 280G benefits (the “Waived Benefits”) so that all remaining Potential 280G Payments applicable to such person shall not be deemed to be “parachute payments” that would not be deductible under Section 280G of the Code and subject to the imposition of additional Tax under Section 4999 of the Code; and (b) seek (in a form and manner reasonably acceptable to Parent) approval of the Stockholders of payment of the Potential 280G Payments in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 (the “280G Approval”) of the Waived Benefits. To the extent that the 280G Approval is not obtained with respect to any Waived Benefits, the Company will not pay or provide any such Waived Benefits, and the “disqualified individual” shall have no further rights with respect to such Waived Benefits.

4.16    Stockholder Approval. The Company shall take all action necessary in accordance with applicable Law, the Company Charter and the Company’s other organizational documents, and the Stockholders Agreements to seek and obtain the Written Consent within twenty-four (24) hours of the execution and delivery of this Agreement. Promptly following the receipt of the Written Consent, the Company shall provide a copy thereof to Parent. As promptly as practicable following the date of this Agreement, the Company shall, to the extent required by, and in accordance with, the DGCL and the Company Charter and the Company’s other organizational documents, deliver to each Stockholder written notice of the Written Consent, which notice shall include a copy of Section 262 of the DGCL and shall be sufficient in form and substance to start the period of twenty (20) days during which a Stockholder must demand appraisal of such Stockholder’s Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL. All materials mailed to Stockholders pursuant to this Section 4.16 shall be subject to Parent’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

4.17    Leakage.

(a)    During the period commencing on January 1, 2019, up to (and including) the earlier to occur of January 4, 2019, and the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, not: (i) permit any Leakage to occur; (ii) make or enter into any arrangement or agreement that results in, or would reasonably be expected to result in, any Leakage; and (iii) consent to or give instructions for any Leakage to be paid, made, or incurred.

(b)    As used in this Section 4.17, “Leakage” means each and any of the following:

(i)    any dividend or other distribution (whether in cash or in kind) declared, paid, or made (whether actual or deemed) by the Company or any of its Subsidiaries to any Seller or any Affiliate of a Seller or any person connected to them (other than the Company or any Subsidiary) (a “Related Person”);

(ii)    any payment by the Company or any of its Subsidiaries to any Seller or Related Person for the purchase, redemption, or repayment of any Common Stock, Preferred Stock, Stock Option, or other securities of the Company or any of its Subsidiaries, or any other return of capital to any Seller or Related Person;

(iii)    any payment of any other nature made by the Company or any of its Subsidiaries to or for the benefit of any Seller or Related Person (including royalty payments, management fees, monitoring fees, interest payments, loan payments, service or directors’ fees, bonuses, or other compensation of any kind, other than employment compensation consistent with such Person’s compensation prior to the date hereof);

(iv)    any transfer or surrender of assets, rights, or other benefits by the Company or any of its Subsidiaries to or for the benefit of any Seller or Related Person;

(v)    in incurrence of assumption of any Liability by the Company or any of its Subsidiaries for the benefit of any Seller or Related Person;

(vi)    the provision of any guarantee or indemnity or the creation of any Encumbrance by the Company or any of its Subsidiaries in favor, or for the benefit, of any Seller or Related Person;

(vii)    any waiver, discount, deferral, release, or discharge by the Company or any of its Subsidiaries of (A) any amount, obligation, or Liability owed to it by any Seller or Related Person; or (B) any Action or other claim (howsoever arising) against any Seller or Related Person; and

(viii)    any agreement or arrangement made or entered into by the Company or any Subsidiary to do or give effect to any matter referred to in clauses (i) through (viii) above.

(c)    The obligations of the Company and its Subsidiaries under Section 4.17(a) are in addition to those obligations set forth in Section 4.3. Notwithstanding anything to the contrary contained herein, in the event the Closing does not occur on or prior to January 4, 2019, this Section 4.17 shall (without affecting any other provision of this Agreement) automatically terminate and become null and void, and there will be no right, obligation, or restriction on the part of the Company, any of the Sellers, or the Stockholder Representative, Parent, Acquisition Corp., or any other Person under this Section 4.17.

4.18    Disclaimer. Parent and Acquisition Corp. hereby acknowledge that, except as expressly set forth in Article 2 and any representations or warranties made pursuant to the Ancillary Agreements and, in the case of a Seller, its Support Agreement or Letter of Transmittal, as applicable, neither the Company nor any of its Subsidiaries nor any Seller makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed, whether made by the Company, any of its Subsidiaries, or any of their respective officers, directors, partners, managers, employees, agents or representatives or any other Person. Parent and Acquisition Corp. hereby acknowledge that, notwithstanding anything herein to the contrary, (a) none of the Company nor any of its Subsidiaries nor any Seller shall be deemed to make to Parent or Acquisition Corp. any representation or warranty other than as expressly made by such Person in Article 2 and in the Ancillary Agreements or, in the case of a Stockholder, its Letter of Transmittal, and (b) neither the Company nor any of its Subsidiaries nor any Seller makes any representation or warranty to Parent or Acquisition Corp. (i) with respect to any projections, estimates or budgets heretofore delivered to or Made Available to Parent or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company or any of its Subsidiaries, or (ii) except as otherwise expressly set forth in Article 2 or in the Ancillary Agreements, any other information or documents (financial or otherwise) Made Available to Parent or its counsel, accountants, or advisors with respect to the Company or any of its Subsidiaries; provided that neither of the foregoing clauses (a) or (b) shall limit any Action with respect to Fraud.

ARTICLE 5

CONDITIONS TO THE CLOSING

5.1    Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may, to the extent permitted by Law, be waived in writing at the option of the affected Party:

(a)    No Legal Prohibition. No Law or Order shall be enacted, promulgated, entered or enforced by any Governmental Authority that would prohibit the consummation by such Party of the transactions contemplated hereby.

(b)    Antitrust Laws. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

5.2    Conditions to Obligations of the Parent. The Parent’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by Law, waiver by Parent) at or prior to the Closing of the following conditions precedent:

(a)    (i) All Fundamental Representations of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of the Company shall be true and correct (in each case, without taking into account any “Material Adverse Effect” or other materiality qualifications) as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such other representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    The Company and the Stockholder Representative shall have performed and complied in all material respects with all of the agreements and covenants in this Agreement that are required to be performed or complied with by the Company or the Stockholder Representative on, prior to, or as of the Closing Date.

(c)    Since the date of this Agreement, there shall not have occurred, or be continuing, a Material Adverse Effect.

(d)    Parent shall have received the following documents:

(i)    a certificate, dated as of the Closing Date and executed by an officer of the Company, certifying as to the fulfillment of the conditions set forth in Sections 5.2(a), 5.2(b), and 5.2(c);

(ii)    a certificate of the Secretary of the Company certifying as to (A) (1) the certificate of incorporation of the Company and equivalent organizational documents of each Subsidiary of the Company and (2) certificates of good standing of the jurisdiction of incorporation or formation of the Company and each of its Subsidiaries certified not later than five (5) days prior to the Closing Date by the Secretary of State of each such jurisdiction, (B) the bylaws of the Company and equivalent organizational documents of each Subsidiary of the Company, (C) resolutions of the Company Board authorizing and approving the execution, delivery and performance by the Company of this Agreement and any Ancillary Agreements to which the Company is a party, (D) the Written Consent, and (E) the incumbency and signatures of the officers of the Company executing this Agreement and any Ancillary Agreements to which the Company is a party;

(iii)    the Payoff Letter and invoices for the Indebtedness set forth on Section 1.9 of the Disclosure Schedule and the Estimated Transaction Expenses;

(iv)    the third party and governmental consents set forth on Section 5.2(d)(iv) of the Disclosure Schedule;

(v)    evidence satisfactory to the Parent that the Company Incentive Plans and the Stockholders Agreements have been terminated;

(vi)    resignations from the directors and officers of the Company and its Subsidiaries as shall be identified to the Company by Parent not less than three (3) Business Days prior to the Closing Date, with such resignations to be contingent upon the occurrence of the Closing;

(vii)    a counterpart signature page to the Paying Agent Agreement duly executed by the Company and the Stockholder Representative;

(viii)    counterpart signature pages to the Support Agreement (or Support Agreements) duly executed by Stockholders holding at least ninety-five percent (95%) of the voting power of the Company;

(ix)    a counterpart signature page to the Escrow Agreement duly executed by the Stockholder Representative;

(x)    each of the Restrictive Covenant Agreements shall be in full force and effect;

(xi)    a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in each case in form and substance satisfactory to Parent; and

(xii)    all of the minute books of the Company.

5.3    Conditions to Obligation of the Company. The Company’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, to the extent permitted by Law, waiver by the Stockholder Representative) at or prior to the Closing of the following conditions precedent:

(a)    (i) All Fundamental Representations of Parent shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; and (ii) all other representations and warranties of Parent shall be true and correct (in each case, without taking into account any materiality qualifications) as of the date of this Agreement and as of the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), except where the failure of such other representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay Parent’s ability to consummate the transactions contemplated by this Agreement.

(b)    Parent shall have performed and complied in all material respects with all of the agreements and covenants in this Agreement that are required to be performed or complied with by Parent on, prior to, or as of the Closing Date.

(c)    The Company shall have received the following documents:

(i)    a certificate, dated as of the Closing Date and executed by an officer of Parent, certifying as to the fulfillment of the conditions set forth in Sections 5.3(a) and 5.3(b);

(ii)    a copy of the Paying Agent Agreement duly executed by Parent;

(iii)    a copy of the Escrow Agreement duly executed by Parent; and

(iv)    evidence reasonably satisfactory to the Company that the payments to be made by the Parent pursuant to Section 1.6(a) have been paid (or will be paid contemporaneously with the Closing).

ARTICLE 6

TERMINATION

6.1    Termination. This Agreement may be terminated by the Parties at any time prior to the Closing as follows:

(a)    the Parent and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)    at any time after February 25, 2019 (the “Outside Date”), either the Parent or the Company may terminate this Agreement by giving written notice to non-terminating Party if the Closing shall not have occurred on or before such Outside Date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party;

(c)    the Parent may terminate this Agreement by giving written notice to the Company at any time prior to the Closing, if the Company has breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Sections 5.2(a) or 5.2(b) would not reasonably be expected to be satisfied, and such breach or failure to comply is incapable of being cured by the Outside Date; provided, however, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(c) if the Parent is in breach or violation of its representations, warranties or covenants contained in this Agreement;

(d)    the Company may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing, if the Parent has breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Sections 5.3(a) or 5.3(b) would not reasonably be expected to be satisfied, and such breach or failure to comply is incapable of being cured by the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if the Company is in breach or violation of its representations, warranties or covenants contained in this Agreement;

(e)    the Company may terminate this Agreement following January 3, 2019, if (i) the Merger shall not have been consummated on or before the Outside Date; (ii) all of the conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than those conditions that by their nature would be satisfied at the Closing, but subject to such conditions’ being satisfied assuming a Closing would occur); (iii) all of the conditions set forth in Section 5.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date, and other than by virtue of Parent’s failing to effect the Closing) or the Company has confirmed by irrevocable written notice to Parent that it is willing to waive any unsatisfied conditions in Section 5.3 and that the Company stands, and will stand, ready, willing, and able to consummate the transactions contemplated by this Agreement and has irrevocably confirmed the same in writing to Parent; and (iv) Parent fails to consummate the transactions contemplated by this Agreement within four (4) Business Days of the delivery of the notice referred to in clause (iii) as a result of the failure of all, or any portion of, the Debt Financing to be funded at Closing for any reason and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of such period of four (4) Business Days;

(f)    by Parent if the Written Consent shall not have been obtained and become effective by 11:59 p.m., Eastern Time, on the date of this Agreement.

6.2    Effect of Termination. If this Agreement is validly terminated pursuant to this Article 6, this Agreement shall forthwith become null and void and there will be no Liability or obligation on the part of the Company, any of the Sellers, the Stockholder Representative, Parent, Acquisition Corp, or any of their respective officers, directors, managers, employees, agents or other representatives or Affiliates, except that the provisions of this Section 6.2, Section 6.3, Article 9 (other than Section 9.17) and the Non-Disclosure Agreement will continue to survive following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 6.1(c) or Section 6.1(d), the Company will remain liable to the Parent, and the Parent will remain liable to the Company, for Fraud or for any willful breach of a covenant contained in this Agreement by such Party existing at the time of such termination.

6.3    Termination Fee.

(a)    If (i) this Agreement is validly terminated by the Company pursuant to Section 6.1(e), then Parent shall, within three (3) Business Days of any such termination, pay (or cause to be paid) the Termination Fee by wire transfer of immediately available funds to an account designated by the Company.

(b)    The Parties acknowledge and agree that (i) the provisions contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement; and (ii) any amounts payable pursuant to Section 6.3(a) are a reasonable approximation of the Company’s damages and do not constitute a penalty. The Parties expressly acknowledge and agree that, if the Termination Fee is payable pursuant to Section 6.3(a), (A) receipt of the Termination Fee shall be the sole and exclusive remedy (whether at law, equity, in contract, in tort or otherwise) of the Company, its Subsidiaries, the Sellers and each of their Affiliates against Parent, Acquisition Corp., the Debt Financing Sources or any of their respective Affiliates or any of the former, current, or future general or limited partners, stockholders or equityholders, managers, members, directors, officers, employees, trustees, representatives or agents or any former, current or future general or limited partner, direct or indirect stockholder or equityholder, manager, member, director, officer, employee, trustee, Affiliate, representative or agent of any of the foregoing (collectively, “Parent’s Related Parties”) in connection with the termination of this Agreement, the Ancillary Agreements and the transactions contemplated by this Agreement; (B) under no circumstances shall any of the Company, its Subsidiaries, the Sellers or any of their Affiliates be entitled to collect the Termination Fee on more than one occasion; and (C) except for the payment by Parent of the Termination Fee, in no event shall Parent’s Related Parties be subject to (nor shall any of the Company, its Subsidiaries, the Sellers or any of their Affiliates seek to recover) Liability relating to or arising out of this Agreement or the Debt Commitment Letter (including, for the avoidance of doubt, the Debt Financing), any breach of this Agreement or the Debt Commitment Letter, or any failure of such transactions contemplated by this Agreement or the Debt Commitment Letter to be consummated, in each case, whether based on contract, tort or strict liability or otherwise.

ARTICLE 7

CERTAIN OTHER AGREEMENTS

7.1    Books and Records. For a period of seven (7) years from the Closing, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, provide to the Sellers and their representatives access to the books and records of the Surviving Corporation upon reasonable advance written notice during regular business hours for the purpose of obtaining information and will permit the Sellers and their representatives (at the applicable Seller’s sole cost and expense) to make such copies of any such information.

7.2    Director and Officer Liability.

(a)    The Parent agrees to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing shall ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Closing Date, was entitled to indemnification pursuant to the organizational documents and those indemnification agreements to which the Surviving Corporation will be a party identified on Section 7.2(a) of the Disclosure Schedule (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such organizational documents shall not be amended, repealed or otherwise modified; provided that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Neither the Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of judgment in any Action or threatened Action without the written consent of such Indemnified Person; provided, however, that no consent of such Indemnified Person shall be required for any settlement involving no obligation of such Indemnified Person other than the payment of money and such Indemnified Person is indemnified by Parent or an Affiliate thereof (including the Surviving Corporation) from and against such amounts; provided, further, that neither Parent nor any of its Affiliates (including the Surviving Corporation) shall be liable for any settlement effected by the Indemnified Person without such party’s written consent.

(b)    At the Closing, the Parent shall cause the Surviving Corporation to purchase, and the Surviving Corporation immediately following the Closing shall purchase (at the sole cost and expense of Parent) and maintain in effect for a period of six (6) years thereafter, a tail policy to the current policy of directors’, managers’ and officers’ liability insurance maintained by or on behalf of the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such policy; provided, however, that if the premium for such coverage exceeds three hundred (300%) percent of the annual premium currently paid by or on behalf of the Company for its existing policy of directors’, managers’ and officers’ liability insurance in effect as to the date hereof, Parent and the Surviving Corporation shall be required to obtain only the coverage available under such tail policy for such premium amount equal to three hundred (300%) percent of the annual premium currently paid by or on behalf of the Company for its existing policy and no greater coverage.

(c)    Notwithstanding any other provisions hereof, the obligations of the Parent and the Surviving Corporation contained in this Section 7.2 shall be binding upon the successors and assigns of the Parent and the Surviving Corporation. In the event the Parent, the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets and properties to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.2. The obligations of the Parent or the Surviving Corporation under this Section 7.2 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 7.2 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2, each of whom may enforce the provisions of this Section 7.2).

7.3    Further Assurance. Each of the Parties agrees that in the event after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each such Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.

7.4    Surviving Corporation as a Covenanting Party. To the extent the Surviving Corporation is obligated to perform any covenant or agreement as provided herein after the Closing, the Parent shall direct Surviving Corporation to fully comply with such covenant or agreement.

ARTICLE 8

DEFINED TERMS

8.1    Previously Defined Terms. Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided.

8.2    Definitions. Whenever used herein, the following terms shall have the meanings set forth in this Section 8.2 unless otherwise expressly provided:

“280G Approval” has the meaning set forth in Section 4.15.

“Accounting Expert” shall have the meaning set forth in Section 1.11(c)(ii).

“Acquisition Engagement” has the meaning set forth in Section 9.11.

“Action” means any claim (including any counterclaim), charge, action, suit, audit, complaint, investigation, examination, inquiry, petition, subpoena, discovery, request, arbitration or other proceeding, hearing or investigation, whether civil, criminal, or administrative, at law or in equity, by or before any arbitrator or Governmental Authority.

“Actual Indebtedness” has the meaning set forth in Section 1.11(b).

“Actual Transaction Expenses” has the meaning set forth in Section 1.11(b).

“Additional Per Share Merger Consideration” means an amount equal to (a) the Aggregate Additional Merger Consideration divided by (b) the Common Stock Deemed Outstanding.

“Advisory Group” has the meaning set forth in Section 9.16(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Additional Merger Consideration” means a portion of the Aggregate Merger Consideration equal to the sum of the following amounts, in each case, if any, due and payable to the Sellers, in each case in accordance the terms of this Agreement: (i) the aggregate amount due and payable to the Sellers out of the Expense Reserve Account and (ii) the aggregate amount due and payable to the Sellers out of the Purchase Price Adjustment Escrow Funds and the aggregate amount due and payable to the Sellers by Parent, in each case, pursuant to Section 1.11(d), without duplication.

“Aggregate Common Stock Merger Consideration” has the meaning set forth in Section 1.5(a)(i).

“Aggregate Initial Merger Consideration” means an amount equal to the sum of the following: (a) the Aggregate Merger Consideration; minus (b) the Expense Reserve Amount; minus (c) the Purchase Price Adjustment Escrow Amount.

“Aggregate Merger Consideration” means an amount equal to the sum of (a) $245,000,000, plus (b) the sum of (i) Estimated Company Cash, plus (ii) the amount by which Estimated Net Working Capital exceeds Target Working Capital or minus (iii) the amount by which Estimated Net Working Capital is less than Target Working Capital, minus (iv) Estimated Indebtedness, minus (v) Estimated Transaction Expenses, as such amounts in clauses (i) through (v) are adjusted pursuant to Section 1.11(a) and Section 1.11(b); plus (c) the aggregate sum of exercise prices payable in respect of all In-the-Money Stock Options.

“Aggregate Preferred Stock Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.5(d).

“Alternative Financing” has the meaning set forth in Section 4.7(b).

“Ancillary Agreements” means the Restrictive Covenant Agreements, each Support Agreement, the Letter of Transmittal, the Paying Agent Agreement, the Escrow Agreement, and each other deed, assignment, certificate, or other instrument of assignment or conveyance delivered in connection with the transactions contemplated by this Agreement.

“Anti-Bribery Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, (c) any other Law of a country that is a member of the Organisation for Economic Co-operation and Development (OECD) that relates to bribery, corruption or money laundering, and (d) any applicable Law of any other country that relates to bribery, corruption or money laundering.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other foreign or domestic Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business” means providing business-to-business research, measurement, benchmarks, and advisory services to sales, product, and marketing executives and their respective teams by providing clients with access to subject matter experts (analysts or consultants) on industry best practices within sales, marketing, and product disciplines and access to proprietary published research for such disciplines.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.

“CBA” has the meaning set forth in Section 2.17(b).

“Certificate” has the meaning set forth in Section 1.6(a)(v).

“Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Statement” has the meaning set forth in Section 1.11(b).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Common Stock Deemed Outstanding” means the sum of (a) the total number of shares of Common Stock issued and outstanding as of immediately prior to the Effective Time (but excluding any shares of Common Stock owned by Parent as of such time or to be cancelled pursuant to Section 1.5(c)) plus (b) the total number of shares of Common Stock that would be issuable upon conversion of all shares of Preferred Stock issued and outstanding as of immediately prior to the Effective Time, in each case in accordance with the Company Charter (but excluding any shares of Preferred Stock owned by Parent as of such time or to be cancelled pursuant to Section 1.5(c)) plus (c) the total number of shares of Common Stock that would be issued upon exercise in full of all In-the-Money Stock Options, assuming such exercise immediately prior to the Effective Time on a cash basis, not a net exercise or other cashless basis.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Capital Stock” has the meaning set forth in the Recitals.

“Company Cash” means, with respect to the Company and its Subsidiaries, cash, cash equivalents and marketable securities, plus petty cash, plus the amount of any checks or wire transfers held for the benefit of the Company or any of its Subsidiaries but not yet cleared, less the amount of any checks or wire transfers initiated by the Company or any of its Subsidiaries but not yet cleared to the extent there is a corresponding reduction in the current liability on account thereof, in each case, as determined on a consolidated basis in accordance with GAAP; provided that, notwithstanding the foregoing, “Company Cash” shall not include any security deposits relating to Leases or any amounts that are not freely usable because and to the extent they are subject to Taxes or other restrictions on use or distribution pursuant to Law, Contract or otherwise, including restrictions on the declaration and payment of dividends or distributions, repatriation to the United States or similar restrictions.

“Company Charter” means the certificate of incorporation of the Company as in effect on the date hereof.

“Company Group Employee” has the meaning set forth in Section 4.13(a).

“Company Incentive Plans” means (i) the Company’s 2005 Stock Option Plan dated April 1, 2005 and (ii) the Company’s 2012 Stock Incentive Plan dated January 1, 2012, as amended by Amendment No. 1 and Amendment No. 2 thereto.

“Continuing Employee” has the meaning set forth in Section 4.13(a).

“Contract” means any written or oral agreement, contract, instrument, commitment, lease, guaranty, indenture, note, license or other arrangement or understanding between parties or by one party in favor of another party or parties.

“Debt Commitment Letter” has the meaning set forth in Section 3.8(a).

“Debt Documents” has the meaning set forth in Section 4.7(b).

“Debt Financing” has the meaning set forth in Section 3.8(a).

“Debt Financing Sources” means the Persons, including the Initial Lender, that have committed to provide any of the Debt Financing or have otherwise entered into agreements (including the Debt Commitment Letter, the definitive documentation contemplated thereby or any joinder agreement or credit agreement pursuant thereto) in connection with the Debt Financing, including the lenders, agents and arrangers, together with their respective Affiliates, and any of their or their Affiliates’ respective, direct or indirect, former, current or future equityholders, managers, members, directors, officers, employees, agents, advisors, other representatives, successors or assignees.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent on the date hereof, as thereafter modified, supplemented or amended in accordance with the provisions of Section 4.6.

“Dispute Notice” has the meaning set forth in Section 1.11(c)(ii).

“Dissenting Shares” has the meaning set forth in Section 1.10(a).

“DLA Piper” has the meaning set forth in Section 9.11.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee” or “Employees” means any current or former employee, officer, or director of the Company.

“Employee Benefit Plan” means (i) any “employee benefit plan” (as such term is defined in ERISA §3(3), whether or not subject to ERISA) and any other material employee benefit plan, program or arrangement that is maintained or contributed to by the Company or an ERISA Affiliate in respect of or for the benefit of any employee of the Company or any Affiliate and (ii) each deferred compensation, bonus, incentive compensation, equity or equity-based, incentive plan, program or agreement and each employment, retention, severance, change in control or similar agreement to which the Company or a Subsidiary is a party (excluding offer letters for “at-will” employment that do not contain severance).

“Employee Pension Benefit Plan” means any Employee Benefit Plan that is a plan described in ERISA §3(2).

“Encumbrance” means any mortgage, pledge, option, lien, statutory lien, encumbrance, charge, deed of trust, easement, right of way, covenant, lease, sublease, restriction, claim or other security interest.

“Environmental Law” means any Law relating to human health, safety, natural resources or the environment, or the pollution, protection or cleanup of the environment, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission or release of Hazardous Substances or the protection of harm to worker health and safety.

“Environmental Permits” has the meaning set forth in Section 2.19(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Escrow Agent” means Delaware Trust Company.

“Escrow Agreement” has the meaning set forth in Section 1.15.

“Estimated Closing Statement” has the meaning set forth in Section 1.11(a).

“Estimated Company Cash” has the meaning set forth in Section 1.11(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.11(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.11(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.11(a).

“Existing Credit Agreement” means the Loan and Security Agreement, as amended by the First Amendment and Waiver to Loan and Security Agreement, dated as of January 20, 2017, by and between Comerica Bank and the Company.

“Expense Reserve Account” has the meaning set forth in Section 9.16(c).

“Expense Reserve Amount” has the meaning set forth in Section 9.16(c).

“FCPA” has the meaning set forth in Section 2.24.

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (a) Final Company Cash minus Estimated Company Cash; plus (b) Final Net Working Capital minus Estimated Net Working Capital, minus (c) the Final Indebtedness minus the Estimated Indebtedness, minus (d) the Final Transaction Expenses minus the Estimated Transaction Expenses. For the avoidance of doubt, the amount obtained in each of clauses (a) through (d) may be positive or negative.

“Final Company Cash” has the meaning set forth in Section 1.11(c)(i).

“Final Indebtedness” has the meaning set forth in Section 1.11(c)(i).

“Final Net Working Capital” has the meaning set forth in Section 1.11(c)(i).

“Final Transaction Expenses” has the meaning set forth in Section 1.11(c)(i).

“Financial Statements” has the meaning set forth in Section 2.8(a).

“Financing Agreements” has the meaning set forth in Section 4.7(a).

“Founder Proceeds Amount” has the meaning set forth in Section 1.12.

“Founder Proceeds Recipients” has the meaning set forth in Section 1.12.

“Founder Stockholders” means each of (a) Richard E. Eldh, Jr., individually, (b) Joyce C. Eldh, as Trustee of the Richard E. Eldh, Jr. Irrevocable Trust under the Richard E. Eldh, Jr. Irrevocable Trust Agreement, dated December 27, 2012, (c) John J. Neeson, individually, and (d) Tracy L. Neeson, as Trustee of the Neeson 2012 Irrevocable Family Trust under the Neeson 2012 Irrevocable Family Trust Agreement, dated December 31, 2012.

“Fraud” means fraud under the Laws of the State of Delaware with respect to the matters set forth in this Agreement and the Ancillary Agreements.

“Fundamental Representations” means, with respect to the Company the representations and warranties set forth in Sections 2.1, 2.2, 2.5(a), 2.5(b), 2.5(d), and 2.26, and, with respect to Parent, the representations and warranties set forth in Sections 3.1, 3.2, and 3.7.

“GAAP” means Generally Accepted Accounting Principles of the United States as in effect for the date or for the period with respect to which such principles are applied.

“Governmental Authority” means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, agency, bureau, department, board, court, commission, tribunal, Taxing Authority, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including quasi-governmental entities established to perform such functions.

“Hazardous Substance” means any hazardous, radioactive or toxic substance, chemical, pollutant, contaminant, emission or waste which is regulated by any local, state, federal or foreign authority due to its dangerous or deleterious properties or characteristics. Hazardous Substances include, but are not limited to, anything which is: (i) defined as a “pollutant” pursuant to 33 U.S.C. § 1362(6); (ii) defined as a “hazardous waste” pursuant to 42 U.S.C. § 692l; (iii) defined as a “regulated substance” pursuant to 42 U.S.C. § 6991; (iv) defined as a “hazardous substance” pursuant to 42 U.S.C. § 9601(14); (v) defined as a “pollutant or contaminant” pursuant to 42 U.S.C. § 9601(33); (vi) defined as “hazardous material” pursuant to 49 U.S.C. § 5102; (vii) petroleum; (viii) asbestos; and (ix) polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (a) any indebtedness of such Person that, in accordance with GAAP, would be required to be shown as indebtedness for borrowed money on the face of a balance sheet; (b) any indebtedness evidenced by a note, bond, debenture or other debt security, whether secured or unsecured; (c) indebtedness of the type described in clauses (a) and (b) above guaranteed, directly or indirectly, in any manner by such Person; (d) any obligation under any lease required to be capitalized in accordance with GAAP; (e) any obligation under any currency or interest rate swap, hedge or similar agreement or arrangement; (f) any obligation secured by an Encumbrance on a Person’s assets, other than Permitted Encumbrances; (g) the drawn portion of any letter of credit arrangements; (h) any accrued interest on and any fees or other payment obligations arising under any of the foregoing; (i) any prepayment, make-whole, breakage or other similar fees, expenses or penalties on or relating to the repayment or assumption of any of the foregoing; (j) earned but unpaid deferred compensation or termination, severance, retiree or similar obligations in respect of current and former officers and employees; (k) the items set forth on Schedule II hereto; and (l) Tax liabilities accrued in accordance with GAAP as of the Closing Date. Indebtedness shall not include (w) any payment of the Founder Proceeds Amount to Founder Proceeds Recipients, (x) undrawn letters of credit and surety bonds, (y) deferred rent, or (z) current trade liabilities and accrued current expenses in each case to the extent included in the calculation of Net Working Capital or Transaction Expenses.

“Indemnified Persons” has the meaning set forth in Section 7.2(a).

“Initial Lender” has the meaning set forth in Section 3.8(a).

“Initial Per Share Merger Consideration” means an amount equal to (a) the Aggregate Initial Merger Consideration divided by (b) the Common Stock Deemed Outstanding.

“In-the-Money Stock Option” means any Stock Option with an exercise price that is less than the Initial Per Share Merger Consideration, determined as of immediately prior to the Effective Time; provided that, with respect to any such Stock Option that is, as of immediately prior to the Effective Time, after giving effect to the actions required pursuant to the first sentence of Section 1.7(a), not yet fully vested and exercisable (taking into account any acceleration of vesting to become effective as of the Effective Time), the portion of such Stock Option that is not yet vested and exercisable shall not constitute an In-the-Money Stock Option.

“In-the-Money Optionholder” means a holder of any In-the-Money Stock Options.

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign: (a) patents, patent applications, patent disclosures and all related continuations, divisionals, continuations in part, reissues, reexaminations, substitutions and extensions thereof, and all utility models, certificates of invention, industrial designs, and design patents; (b) registered and unregistered trademarks, service marks, trade dress, logos, trade names, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing, and all registrations and applications therefor including all extensions, modifications, and renewals of same; (c) registered and unregistered copyrights in both published and unpublished works and all moral rights, and applications for registration and registrations thereof; (d) Internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content and programming; (e) rights in Software; and (f) trade secrets know-how, recipes, product specifications and formulations, inventions, proprietary processes, formulae, models, and methodologies or any other proprietary or confidential information.

“Intellectual Property Licenses” has the meaning set forth in Section 2.12(a).

“International Trade Laws” means all applicable Laws concerning the import, export, re-export, deemed export, deemed re-export, or transfer of products, services, technical data, software and/or technology, including the Tariff Act of 1930, as amended, the Export Administration Act, the Export Control Reform Act of 2018, the Arms Export Control Act, the Trading with the Enemy Act, and the International Emergency Economic Powers Act, and related regulations, including the Export Administration Regulations and the International Traffic in Arms Regulations, and any other export control Laws administered or enforced by any Governmental Authority; applicable economic or financial sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority, including those Laws and Executive Orders of the U.S. President administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, the Treasury of the United Kingdom or any other jurisdiction in which the Company operates or conducts its business; the anti-boycott regulations administered by the U.S. Department of Commerce and the anti-boycott regulations administered by the U.S. Department of the Treasury; the Foreign Trade Regulations administered by the United States Census Bureau.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” has the meaning set forth on Schedule IV attached hereto.

“Law” means any law, statute, code, regulation, ordinance, rule, regulation, Order, or governmental requirement enacted, promulgated, entered into, agreed, imposed or enforced by any Governmental Authority, including common law.

“Leakage” has the meaning set forth in Section 4.17(b).

“Leased Real Property” has the meaning set forth in Section 2.7(b).

“Leases” has the meaning set forth in Section 2.7(b).

“Letter of Transmittal” shall mean a letter of transmittal, substantially in the form attached hereto as Exhibit C, delivered to the Company by a Stockholder.

“Liability” means any obligation or liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.

“Licensed Intellectual Property” means any and all Intellectual Property that is licensed or for which rights are otherwise granted to the Company or any of its Subsidiaries.

“Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of March 31, 2016, by and between Comerica Bank and SiriusDecisions, Inc.

“Loss” or “Losses” means, with respect to any Person, any Liability, loss, damage, deficiency, Tax, penalty, fine, interest, amounts paid in connection with any claim or Action, amounts paid in settlement, costs (including court costs) and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements and other amounts paid or incurred in connection with investigating, preparing, defending the foregoing or in connection with the enforcement of rights to recover Losses) or other loss or expense, whether or not arising out of a third party claim, against or affecting such Person, other than special, punitive or exemplary damages (except to the extent actually awarded to a third party pursuant to a third party claim).

“Made Available” means, with respect to documents, books, records, reports or other written materials, that such items were either (i) delivered by mail (including electronic mail) or overnight delivery service to an officer of Parent or the legal counsel or accountants representing Parent in connection with this Agreement or (ii) posted in the Merrill Datasite One online data room known as “Project Supernova,” in each case, not later than 11:59 p.m., Eastern Time, on November 24, 2018.

“Material Adverse Effect” means any event, circumstance, change, occurrence, development, or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, (a) is or would reasonably be expected to be materially adverse to the assets, liabilities, business, operations, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially and adversely affects the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse event, circumstance, change, occurrence, development, or effect arising from or relating to: (i) general business or economic conditions or in the industry in which the Company operates, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including the disruption thereof), (iv) changes in GAAP or the interpretation thereof (it being understood that this clause (iv) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with GAAP), (v) changes in Laws, including a change in the interpretations or enforcement thereof (it being understood that this clause (v) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address compliance with Laws), (vi) the negotiation, execution and delivery of this Agreement, the identity or business plans of the Parent or its Affiliates, or the announcement of the transactions contemplated hereby, including any impact thereof on relationships with customers, suppliers, distributors, co-packers or employees (it being understood that this clause (vi) does not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences arising from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or the performance of obligations under this Agreement), (vii) the taking of any action expressly required to be taken by the Company pursuant to this Agreement or the Ancillary Agreements, or (viii) any failure of the Company to meet any projections, forecasts, estimates or financial or operational predictions (although, subject to the other provisions of this definition, the underlying cause of such failure shall not be excluded), so long as, except for clauses (vi) and (vii), such events, circumstances, changes, occurrences or effects do not adversely affect the Company or its Subsidiary in a materially disproportionate manner relative to similarly situated participants in the industry in which the Company and its Subsidiaries operate.

“Material Company Intellectual Property” has the meaning set forth in Section 2.12(a).

“Material Contracts” has the meaning set forth in Section 2.13.

“Material Permits” has the meaning set forth in Section 2.10.

“Measurement Time” means 11:59 p.m., Eastern Time, on the day prior to the Closing Date.

“Merger” has the meaning set forth in Section 1.1.

“Minimum Company Cash Threshold” has the meaning set forth in Section 5.2(d).

“Most Recent Financial Statements” has the meaning set forth in Section 2.8(a).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Net Working Capital” means the aggregate value of the current assets of the Company and its Subsidiaries (excluding Company Cash and any current or deferred Tax assets), less the aggregate value of the current liabilities of the Company and its Subsidiaries (excluding current or deferred Tax liabilities, Transaction Expenses, Indebtedness and the Founder Proceeds Amount payable to Founder Proceeds Recipients), in each case, determined as of the Year-End Measurement Time without taking into account any of the transactions to be completed on the Closing Date in accordance with the terms of this Agreement, in each case as set forth on Schedule III attached hereto. The calculation of Net Working Capital will be determined in accordance with GAAP consistent with past practices consistently applied and in a manner consistent with Schedule III attached hereto.

“Non-Disclosure Agreement” has the meaning set forth in Section 4.4.

“Non-Recourse Party” has the meaning set forth in Section 9.18.

“Open Source Software” means any Software that is licensed, distributed, or conveyed as “open source software,” “free software,” “copyleft,” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification, or distribution that it, or other Software into which such Software is incorporated, integrated, or with which such Software is combined or distributed, or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge, or be licensed, distributed, or conveyed under the terms as such Contract or other specified terms (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, and any license listed at www.opensource.org).

“Option Payments” has the meaning set forth in Section 1.7.

“Order” means any decree, ruling, order, judgment, writ, award, assessment, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Authority.

“Ordinary Course” means the ordinary course of business of the Company, consistent with past practice and custom (including with respect to quantity and frequency).

“Outside Date” has the meaning set forth in Section 6.1(b).

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent’s Related Parties” has the meaning set forth in Section 6.3(b).

“Party” has the meaning set forth in the Preamble.

“Payment Fund” has the meaning set forth in Section 1.6(a)(vi).

“Paying Agent” means Delaware Trust Company.

“Paying Agent Agreement” means that certain Paying Agent Agreement to be entered into at the Closing by and among Parent, the Company, the Stockholder Representative, and the Paying Agent.

“Payoff Letter” has the meaning set forth in Section 1.9.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or Encumbrances for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) statutory Encumbrances, including Encumbrances of landlords, carriers, warehousemen, mechanics, laborers, materialmen, consignees of inventory, arising in the Ordinary Course by operation of Law with respect to a Liability that is not yet due or delinquent and not payable as of the Closing Date, (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease obligations arising in the Ordinary Course, (d) zoning, building codes and other land use regulations imposed by any Governmental Authority which are not violated by the current use or occupancy of any Leased Real Property or the operation of the Business thereon, (e) such rights, if any, of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Leased Real Property which rights do not or would not materially impair the use or occupancy of any Leased Real Property in the operation of the Business conducted thereon, (f) defects or imperfections of title, easements, rights-of-way, covenants, conditions, restrictions and other similar matters of record, all of which do not materially impair the use or occupancy of the Leased Real Property or other assets in the operation of the Business by the Company, and (g) Encumbrances resulting from any actions of the Parent or any of its Affiliates.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity or Governmental Authority.

“Potential 280G Payments” has the meaning set forth in Section 4.15.

“Preferred Stock” has the meaning set forth in the Recitals.

“Pro Rata Share” means, with respect to each Seller, a fraction, the numerator of which is the number of shares of Common Stock Deemed Outstanding held by such Seller as of immediately prior to the Effective Time, and the denominator of which is the aggregate number of shares of Common Stock Deemed Outstanding as of immediately prior to the Effective Time.

“Purchase Price Adjustment Escrow Amount” means $3,000,000.

“Purchase Price Adjustment Escrow Funds” means the Purchase Price Adjustment Escrow Amount, together with all interest accruing thereto, in the segregated account established by the Escrow Agent in accordance with the Escrow Agreement.

“Related Person” has the meaning set forth in Section 4.17(b)(i).

“Restrictive Covenant Agreements” means, collectively, those Restrictive Covenant Agreements that have been separately negotiated and agreed to by Parent and each of Richard E. Eldh, John J. Neeson, Anthony Jaros, and JMI Equity Fund VII, L.P.

“R&W Insurance Policy” has the meaning set forth in Section 4.12.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers” means the Stockholders and holders of In-the-Money Stock Options.

“Software” means computer programs of any type or form (whether in source code, object code, or other form), and any portion thereof, including algorithms, databases, compilations, and data, code, scripts, applets, engines, generators, and macros, and related programmers’ comments, data files and structures, header and include files, macros, object libraries, programming tools not commercially available, technical specifications, flowcharts, and logic diagrams, schematics, annotations, and all technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Stockholder Representative” has the meaning set forth in the Recitals.

“Stockholder Representative Engagement Agreement” has the meaning set forth in Section 9.16(c).

“Stockholder Representative Group” has the meaning set forth in Section 9.16(c).

“Stockholders” means the holders of Company Capital Stock.

“Stockholders Agreements” means, collectively, (i) that certain Right of First Refusal and Co-Sale Agreement, dated as of December 18, 2013, by and among the Company and certain Stockholders from time to time party thereto, as may be amended from time to time; (ii) that certain Voting Agreement, dated as of December 18, 2013, by and among the Company and certain Stockholders from time to time party thereto, as may be amended from time to time; (iii) that certain Investors’ Rights Agreement, dated as of December 18, 2013, by and among the Company and certain Stockholders from time to time party thereto, as may be amended from time to time; and (iv) that certain Amended and Restated Founders’ Agreement, dated as of December 18, 2013, by and among the Company and the Founders (as defined therein).

“Stock Option” means any compensatory option to purchase shares of Company Capital Stock that is outstanding immediately prior to the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Support Agreement” means a Support Agreement, dated as of the date hereof, by and among the Company, the Seller named therein, and the Parent.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Target Company” means the Company and each of its Subsidiaries.

“Target Net Working Capital” means negative Eighteen Million One Hundred Forty Eight Thousand Dollars (-$18,148,000).

“Tax Authority” means a Governmental Authority responsible for the assessment, administration, imposition, enforcement, determination or collection of any Tax.

“Tax Return” means any return, declaration, certificate, bill, report, claim for refund, or information return or statement (including declaration of estimated Taxes) relating to Taxes, including any schedule, supplement, appendix or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax indemnity, Tax allocation or similar agreement or Contract, excluding ancillary provisions in commercial agreements entered into in the ordinary course of any Target Company’s business for the (i) purchase or rental of goods, (ii) provision of services, (iii) borrowing of money, or (iv) rental of real property.

“Taxes” means all taxes, charges, fees, duties (including custom duties), levies, or other assessments in the nature of taxes, including net income, gross income, capital gains, gross receipts, net receipts, gross proceeds, net proceeds, ad valorem, profits, real property, personal property (whether tangible or intangible), gaming, sales, use, franchise, capital, excise, estimated, value added, stamp, lease, transfer, occupational, equalization, license, payroll, employment, environmental, disability, severance, withholding, unemployment, escheat, unclaimed property, or other taxes, charges, or fees assessed by any Tax Authority (whether payable directly or by withholding, and including any tax Liability incurred as a transferee or successor or by Contract or otherwise), including any interest and penalties attributable thereto and imposed by any Tax Authority.

“Termination Fee” means $9,800,000.

“Transaction Expenses” means, to the extent unpaid as of immediately preceding the Closing, (a) any and all legal, accounting, consulting, investment banking, financial advisory, and other out-of-pocket fees and expenses payable by the Company in connection with this Agreement or any of the transactions contemplated hereby, (b) any amounts payable by the Company to any Person as of the Closing Date, including management, directors or employees of the Company, in connection with, or conditioned on, the consummation of the transactions contemplated by this Agreement (including (i) retention payments, change of control payments, deferred compensation, stay bonuses, sale bonuses, transaction bonuses, or other bonuses (but excluding any payment of the Founder Proceeds Amount), severance payments, and applicable withholding Taxes associated therewith accrued as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes accrued as of the Closing Date) and (ii) the employer portion of any payroll, social security, unemployment or similar Taxes accrued as of the Closing Date with respect to the payment of any Stock Options pursuant to Section 1.7); (c) any amounts payable by the Company to the Stockholder Representative or its Affiliates as of the Closing Date; and (d) one half of all costs and expenses relating to the R&W Insurance Policy pursuant to Section 4.12; and (e) the additional annual fee charged by the Paying Agent (not to exceed $2,000).

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“UKBA” has the meaning set forth in Section 2.24.

“Waived Benefits” has the meaning set forth in Section 4.15.

“Written Consent” shall have the meaning set forth in the Recitals.

“Year-End Measurement Time” means (i) 11:59 p.m., Eastern Time, on December 31, 2018, if the Closing Date occurs on or prior to January 4, 2019; and (ii) 11:59 p.m., Eastern Time, on the day prior to the Closing Date if the Closing Date occurs on or after January 5, 2019.

8.3    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement, (d) all references in this Agreement to Articles, Sections and Exhibits shall mean and refer to Articles, Sections and Exhibits of this Agreement, (e) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations, (f) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Authority, Persons succeeding to the relevant functions of such Person), (g) the word “including” means “including, without limitation,” (h) references to a number of days refer to calendar days, unless such reference is specifically to “Business Days,” and if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter, and (i) references to ‘writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

ARTICLE 9

MISCELLANEOUS

9.1    Cost and Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided, however, that (i) all costs and expenses of retaining the Paying Agent shall be paid by Parent; provided that the Sellers shall be responsible for the additional annual fee charged by the Payment (not to exceed $2,000), which amount shall be a Transaction Expense; (ii) all costs and expenses of retaining the Escrow Agent shall be paid by Parent; (iii) all filing fees in connection with the HSR Filing, shall be paid by Parent; (iv) all costs associated with obtaining the R&W Insurance Policy (including any premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees) shall be shared equally by the Company and Parent; and (v) all costs associated with obtaining the directors’, managers’ and officers’ liability insurance policy (including any premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees) pursuant to Section 7.2 shall be paid by Parent; provided, further, that notwithstanding anything to the contrary contained herein, it is understood and agreed that if the Closing is consummated all Transaction Expenses will be borne by the Sellers by virtue of the reduction in the Aggregate Merger Consideration as provided in the definition thereof or by virtue of an adjustment pursuant to Section 1.11. As a result of such reduction or adjustments, the Surviving Corporation shall pay the Transaction Expenses at or after the Closing.

9.2    Entire Agreement. This Agreement, the Exhibits, the Disclosure Schedule and the Ancillary Agreements contain the entire agreement among the Parties with respect to the transactions contemplated hereunder or thereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof with respect to such transactions.

9.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A copy transmitted via facsimile, pdf or e-mail of this Agreement, bearing the signature of any Party shall be deemed to be of the same legal force and effect as an original of this Agreement bearing such signature as originally written by such Party.

9.4    Assignment, Successors and Assigns. The respective rights and obligations of the Parties shall not be assignable without the prior written consent of the other Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns.

9.5    Savings Clause. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

9.6    Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

9.7    Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the Laws of the State of Delaware, without regard to the “conflict of laws” rules thereof. Notwithstanding anything herein to the contrary, each of the Parties agrees on behalf of itself and its Subsidiaries that it and its Subsidiaries will not bring or support any legal action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise against the Debt Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York.

9.8    US Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States Dollars.

9.9    Notices.

(a)    All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, or sent by facsimile or electronic mail or sent by reputable overnight delivery service and properly addressed as follows; provided that with respect to notices delivered to the Stockholder Representative, such notices must be delivered solely via facsimile or via electronic mail:

If to the Parent or to the	Forrester Research, Inc.
Surviving Corporation after the	60 Acorn Park Drive
Closing to:	Cambridge, Massachusetts 02140
	Telephone:	(617) 613-6223
	Fax:	(617) 613-5223
	E-mail:	rdarrah@forrester.com
	Attention:	Ryan Darrah

With a copy (which shall not	Skadden, Arps, Slate, Meagher & Flom LLP
constitute notice) to:	920 N. King Street
Wilmington, Delaware 19801
	Telephone:	(302) 651-3045
	Fax:	(302) 434-3045
	E-mail:	Faiz.Ahmad@skadden.com
	Attention:	Faiz Ahmad, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, Massachusetts 02116
	Telephone:	(617) 573-4859
	Fax:	(617) 305-4859
	E-mail:	Margaret.Cohen@skadden.com
	Attention:	Margaret R. Cohen, Esq.

If to the Stockholder	Fortis Advisors LLC
Representative or to the	Fax:	(858) 408-1843
Company prior to the Closing	E-mail:	notices@fortisrep.com
to:	Attention: Notice Department

With a copy (which shall not	DLA Piper LLP (US)
constitute notice) to:	33 Arch Street, 26th Floor
Boston, MA 02110
	Telephone:	(617) 406-6063
	Fax:	(617) 406-6163
E-mail: francis.feeney@dlapiper.com
	Attention:	Francis J. Feeney, Jr., Esq.

(b)    Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the sought to be charged with its contents.

(c)    All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 9.9, if delivered personally or courier or sent by electronic mail, shall be effective upon delivery; if sent by facsimile, shall be delivered upon receipt of proof of transmission.

9.10    Disclosure Schedule. The Disclosure Schedule constitutes a part of this Agreement and is incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Section of the Disclosure Schedule shall be deemed to be disclosure made with respect to all representations, warranties and covenants contained in this Agreement, regardless of whether or not a specific cross-reference is made thereto, to the extent that the relevance of any such disclosure in any other Section is reasonably apparent from the text of such disclosure in such Section of the Disclosure Schedule. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. All references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third parties, or similar matters or statements, are not intended to be admissions against interests, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any Person who is not a Party. In addition, the disclosure of any matter in the Disclosure Schedule is not to be deemed an admission that such matter actually constitutes noncompliance with, or a violation of any Law, Order, Material Permit or Contract or other topic to which such disclosure is applicable. The headings contained in the Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement.

9.11    Waiver of Conflict.

(a)    Parent, on behalf of itself and its Affiliates (including, after the Closing, the Surviving Corporation) acknowledges and agrees that DLA Piper LLP (US) (“DLA Piper”) has acted as counsel for the Sellers and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, DLA Piper has not acted as counsel for Parent or any Affiliate thereof.

(b)    Only the Sellers, the Company (prior to the Effective Time) and their respective Affiliates shall be considered clients of DLA Piper in the Acquisition Engagement. Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) acknowledges and agrees that all confidential communications between the Sellers, the Company and their respective Affiliates, on the one hand, and DLA Piper, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Sellers and their Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Parent or the Surviving Corporation upon or after the Closing. Accordingly, the Parent shall not have access to any such communications, or to the files of DLA Piper relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of DLA Piper in respect of the Acquisition Engagement constitute property of the client, only the Sellers and their Affiliates shall hold such property rights and (ii) DLA Piper shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or the Parent by reason of any attorney-client relationship between DLA Piper and the Company or otherwise; provided, however, that, notwithstanding the foregoing, DLA Piper shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Sellers and their Affiliates; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). If and to the extent that, at any time subsequent to Closing, the Parent or any of its Affiliates (including after the Closing, the Surviving Corporation) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) shall be entitled to waive such privilege only with the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    The Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) acknowledges and agrees that DLA Piper has acted as counsel for one or more of the Sellers, the Company and their respective Affiliates for several years and that the Sellers reasonably anticipate that DLA Piper may continue to represent them and/or their Affiliates in future matters. Accordingly, the Parent, on behalf of itself and its Affiliates (including after the Closing, the Surviving Corporation) expressly consents to DLA Piper’s representation of the Sellers and/or their Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any post-Closing matter arising from this Agreement or any Ancillary Agreement in which the interests of the Parent and the Surviving Corporation, on the one hand, and the Sellers or any of their Affiliates, on the other hand, are adverse.

(d)    The Sellers, the Company and the Parent consent to the arrangements in this Section 9.11 and waive any actual or potential conflict of interest that may be involved in connection with any representation by DLA Piper permitted hereunder.

9.12    SUBMISSION TO JURISDICTION; VENUE.

(a)    EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT, INQUIRY, PROCEEDING OR INVESTIGATION AGAINST THE DEBT FINANCING SOURCES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO.

(b)    SUBJECT TO CLAUSE (C) OF THIS SECTION 9.12, THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR IF, BUT ONLY IF, THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION, THE SUPERIOR

COURT OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY AGREES TO ACCEPT SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER INITIAL PLEADING MADE IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 9.9. NOTHING IN THIS SECTION 9.12 HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE SUCH SUMMONS, COMPLAINT OR INITIAL PLEADING IN ANY OTHER MANNER PERMITTED BY LAW.

(c)    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK OVER ANY DISPUTE AGAINST THE DEBT FINANCING SOURCES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO, AND THE PARTIES HERETO HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION OR PROCEEDING RELATED THERETO SHALL BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE. THE PARTIES HERETO AGREE THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

9.13    Specific Performance. The Parties hereto agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent and Acquisition Corp. to effect the Closing if and only if (a) all of the conditions to Closing set forth in Section 5.1 and Section 5.2 have been satisfied (other than those conditions that by their nature would be satisfied at the Closing, but subject to such conditions’ being satisfied assuming a Closing would occur); (b) the Company has irrevocably confirmed in a written notice to Parent that the Company stands ready, willing and able to consummate the Closing if specific performance is granted and the Debt Financing is funded and Parent complies with its obligations to effect the Closing pursuant to the terms of this Agreement, then the Closing would occur, (c) the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Closing, and (d) Parent fails to consummate the Closing in accordance with Section 1.2. The Parties acknowledge and agree that in no event shall the Company or any Seller be entitled to (i) obtain both specific performance pursuant to this Section 9.13 and the Termination Fee or (ii) seek specific performance after the Termination Fee has been paid in full.

9.14    No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the Parties, and, except as otherwise set forth in Section 7.2, the Parties do not intend that any other Person shall be a third-party beneficiary of the covenants by either the Company or the Parent contained in this Agreement.

9.15    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parent and the Stockholder Representative. No waiver by any party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding anything to the contrary contained herein, Section 6.2, Section 6.3(b), Section 9.7, Section 9.12(a), Section 9.12(c), this Section 9.15 and Section 9.18 may not be amended, modified, waived or terminated in a manner adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source, and the Debt Financing Sources shall be express third party beneficiaries of, and entitled to enforce, such sections.

9.16    Stockholder Representative.

(a)    By the execution and delivery of its respective Letter of Transmittal, each Seller hereby irrevocably constitutes and appoints Fortis Advisors LLC as the true and lawful agent and attorney-in-fact of such Seller with full power of substitution to act jointly in the name, place and stead of the Sellers with respect to the transfer of the shares of Company Capital Stock owned by the Sellers to Parent in accordance with the terms and provisions of this Agreement, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Stockholder Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power to (i) execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Stockholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (ii) receive funds, make payments of funds, and to withhold a portion of any amounts to be paid to the Sellers hereunder or any other payments to be made pursuant to this Agreement to pay any amounts that the Stockholder Representative has incurred or reasonably expects to incur in connection with the

Sellers’ obligations under this Agreement, including amounts required to pay the fees and expenses of professionals incurred in connection with the transactions contemplated by this Agreement, (iii) do or refrain from doing any further act or deed on behalf of the Sellers that the Stockholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Sellers could do if personally present, and (iv) receive service of process in connection with any claims under this Agreement. Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein, in the Paying Agent Agreement, the Escrow Agreement and in the Stockholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Stockholder Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other Party.

(b)    The appointment of the Stockholder Representative and the powers, immunities and rights to indemnification granted to the Stockholder Representative Group hereunder: (i) shall be deemed coupled with an interest and shall be irrevocable, and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Purchase Price Adjustment Escrow Funds. Parent and any other Person may conclusively and absolutely rely, without inquiry and without any liability whatsoever, upon any action of the Stockholder Representative in all matters referred to herein. The Sellers hereby confirm all that the Stockholder Representative shall do or cause to be done by virtue of its appointment as the Stockholder Representative of Sellers. All actions taken by the Stockholder Representative under this Agreement, the Escrow Agreement, the Paying Agent Agreement, or the Stockholder Representative Engagement Agreement shall be binding upon each Seller and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Stockholder Representative taken in good faith under this Agreement, the Escrow Agreement, the Paying Agent Agreement, or the Stockholder Representative Engagement Agreement are waived.

(c)    Certain Sellers have entered into an engagement agreement (the “Stockholder Representative Engagement Agreement”) with the Stockholder Representative to provide direction to the Stockholder Representative in connection with its services under this Agreement, the Escrow Agreement, the Paying Agent Agreement, and the Stockholder Representative Engagement Agreement (such Sellers, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Stockholder Representative shall act for all Sellers on all of the matters set forth in this Agreement, the Escrow Agreement, the Paying Agent Agreement, and the Stockholder Representative Engagement Agreement in the manner the Stockholder Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, the Escrow Agreement, the Paying Agent Agreement, and the Stockholder Representative Engagement Agreement but neither the Stockholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholder Representative Group”) shall be responsible to the Sellers for any losses or damages the Sellers may suffer by the performance of its duties under this Agreement, the Escrow Agreement, the Paying Agent Agreement, or the Stockholder Representative Engagement Agreement. The Sellers shall fully indemnify, defend and hold harmless the Stockholder Representative Group from and against any losses, claims, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement or damages (collectively, the “Stockholder Representative Expenses”), other than any such Stockholder Representative Expenses arising from willful violation of any applicable Law or gross negligence in the performance of its duties as the Stockholder Representative under this Agreement. Such Stockholder Representative Expenses may be recovered first, from the Expense Reserve Account, and, second, from the Sellers. The Stockholder Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals, and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative Group shall not be liable to anyone. The Sellers acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties, or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Stockholder Representative Engagement Agreement, or the transactions contemplated hereby or thereby. Furthermore, the Stockholder Representative shall not be required to take any action unless the Stockholder Representative has been provided with funds, security, or indemnities which, in its determination, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in performing such actions. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(d)    An amount equal to $250,000 or such lesser amount determined to be reasonable by the Stockholder Representative (and set forth in a written notice delivered by the Stockholder Representative to the Parent and the Sellers at least three (3) days prior to the Closing Date) (the “Expense Reserve Amount”) shall be deducted from the Aggregate Initial Merger Consideration to be distributed to the Sellers at the Closing, which Expense Reserve Amount shall be maintained by the Stockholder Representative in a segregated account (the “Expense Reserve Account”). The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Reserve Account other than as a result of its gross negligence or willful misconduct. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Reserve Account, and has no tax reporting or income distribution obligations. The Stockholder Representative may withhold additional proceeds from the Transactions from time to time received by it for deposit in the Expense Reserve Account as it deems necessary or advisable in its sole discretion to ensure that sufficient funds are on deposit therein to satisfy any amounts owed by the Sellers or the Stockholder Representative hereunder. In addition, from time to time upon the request of the Stockholder Representative, each Seller agrees to contribute such Seller’s Pro Rata Share of any additional amount that the Stockholder Representative deems necessary or advisable in its sole discretion to deposit into the Expense Reserve Account. The Stockholder Representative may use the funds in the Expense Reserve Account to pay the Stockholder Representative Expenses incurred by the

Stockholder Representative under the authorization granted in Section 9.16(a). Any Expense Reserve Amount remaining after payment of all of the Stockholder Representative’s expenses following the later of (i) the resolution of all adjustments under Section 1.11 hereof and the determination by the Stockholder Representative that such funds are no longer necessary and (ii) the payment of the maximum amount recoverable by the Parent from the Sellers, if any, shall be distributed to the Paying Agent (prior to the date that is twelve (12) months following the Closing Date) or the Surviving Corporation (following the date that is twelve (12) months following the Closing Date) for further distribution to the Sellers, subject to the terms of this Agreement and in accordance with each Seller’s Pro Rata Share, as set forth in the Allocation Schedule. The Stockholder Representative shall hold, invest, reinvest, and disburse the Expense Reserve Account in trust for all of Sellers, and the Expense Reserve Account shall not be used for any other purpose and shall not be available to the Parent to satisfy any claims hereunder. The Sellers will not receive any interest on the Expense Reserve Account and assign to the Stockholder Representative any such interest. Any Stockholder Representative Expense, Liability, or obligation that the Stockholder Representative incurs or pays on behalf of a Seller or group of Sellers shall be promptly reimbursed by the Seller(s) on whose behalf such expenses were paid. In the event any Seller does not promptly reimburse the Stockholder Representative for any such Stockholder Representative Expense, Liability, or obligation, the Stockholder Representative shall have the right to withhold and keep such amount from any payments to be made to such Seller hereunder

(e)    The Stockholder Representative shall promptly notify Parent in the event of its replacement by a successor Stockholder Representative. If the Stockholder Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the Sellers, the Stockholders as of immediately prior to the Effective Time representing a majority of the voting power of all such Capital Stock then outstanding (a “Stockholders Majority”) shall, within ten (10) days after the occurrence of such event, appoint a successor representative and, promptly thereafter, shall notify the Company of the identity of such successor. Any such successor shall become the “Stockholder Representative” for purposes of this Agreement, the Letters of Transmittal and the other documents contemplated hereby and thereby. If for any reason there is no Stockholder Representative at any time, all references herein or in the Letters of Transmittal or the other documents contemplated hereby and thereby to the Stockholder Representative shall be deemed to refer to the Stockholders themselves acting by a vote or written consent of the Stockholders Majority, as applicable.

(f)    Neither Parent, nor any of Parent’s Related Parties nor any agent, consultant, legal, accounting, financial or other advisor or other representative of such Person will be liable to the Company, any Seller, any of their respective Affiliates, or any other Person as a result of, in connection with, or relating to the performance of the Stockholder Representative’s duties and obligations under this Agreement, the Escrow Agreement or the Paying Agent Agreement, including with respect to any errors in judgment, negligence, oversight, breach of duty or otherwise of the Stockholder Representative. From and after the Closing, neither Parent, the Surviving Corporation, nor any of Parent’s Related Parties nor any agent, consultant, legal, accounting, financial, or other advisor or other representative of such Person shall have any liability to the Stockholder Representative, any Seller, or any other Person for (i) any calculation or allocation under the Allocation Schedule, (ii) any amounts that have been paid to the Sellers in accordance with the terms of the Allocation Schedule and this Agreement, or (iii) any Stockholder Representative Expenses or funds, security, or indemnities provided pursuant to Section 9.16(c).

9.17    Non-Survival of Representations and Warranties. The Fundamental Representations made by the Company shall survive the Closing for a period equal to the lesser of (y) six (6) years or (z) the applicable statute of limitations, and all other representations and warranties contained in this Agreement shall terminate at the Closing. Each covenant or agreement contained in this Agreement that is to be performed prior to the Closing shall terminate at the Closing, and each covenant or agreement of the Parties contained in this Agreement that by its terms contemplates performance after the Closing shall survive the Closing until termination thereof or completion of performance thereof in accordance with their respective terms. Notwithstanding anything to the contrary contained herein, this Section 9.17 shall not limit any Party’s right to bring claims or seek recovery for Fraud in connection with any such representation or warranty set forth in this Agreement. In addition, the Sellers shall, on a several and not joint basis, indemnify and hold harmless Parent, Acquisition Corp., the Surviving Corporation, and each of their respective Affiliates, against any Losses arising from, resulting from, in connection with, or relating to (a) any claim asserted by the Stockholder Representative, any Seller, or any third party, in each case, in connection with any inaccuracy, error, or omission in the Allocation Schedule, including any failure of the Company or the Stockholder Representative to correctly calculate the amounts owing to a Seller or to correctly distribute to any Seller the amounts of any payments made by (or on behalf of) Parent to or for the benefit of the Sellers; (b) any breach of duty or obligation by the Stockholder Representative in the performance of the Stockholder Representative’s duties and obligations under this Agreement, the Escrow Agreement, or the Paying Agent Agreement; (c) any Leakage (unless Section 4.17 has terminated pursuant to the last sentence of Section 4.17(c)); and (d) any claim asserted by any Founder Proceeds Recipient or any Seller in connection with the payment of the Founder Proceeds Amount, including any failure of the Company or any Founder Stockholder to correctly calculate or allocate payment of the Founder Proceeds Amount and any Taxes arising out of the payment of the Founder Proceeds Amount to the Founder Proceeds Recipients as directed by Section 1.12. The Parent acknowledges and agrees that, (i) from and after the Closing, the Parent and its Affiliates shall not have any remedy against the Sellers or their Affiliates, and neither the Sellers nor any other Person shall have any liability to the Parent or any Affiliate thereof, for any Losses arising out of or relating to (A) omissions, misstatements, inaccuracies or breaches of the representations and warranties made by the Company contained in this Agreement (other than with respect to the Fundamental Representations made by the Company, for which the Sellers shall be liable, on a several and not joint basis, subject to and in accordance with this Section 9.17, and other than with respect to Fraud in connection with any such representation or warranty), or (B) violations, breaches or non-performance of any covenant or agreement contained in this Agreement that is to be performed prior to the Closing, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and no claims with respect thereto may be made against the Sellers or any Affiliate thereof; (ii) the Parent’s and its Affiliates’ sole and exclusive remedy for such matters set forth in the preceding clause (i)(A) shall be against the R&W Insurance Policy; (iii) the amount of any Losses under this Section 9.17 for which Sellers may be liable shall be determined net of any amounts actually recovered (net of all costs of collection) by the Parent and its Affiliates with respect to such Losses under any insurance policy, including the R&W Insurance Policy; (iv) the Parent and its

Affiliates shall use commercially reasonably efforts to obtain full recovery under the R&W Insurance Policy for any Loss indemnifiable under this Section 9.17 prior to seeking recovery from the Sellers, on a several and not joint basis, in respect thereof; (v) the Sellers shall not become liable with respect to the matters set forth in the preceding clause (i)(A) (including with respect to any Fundamental Representation) as a result of any rights of subrogation under the R&W Insurance Policy (other than in the case of fraud, as such term is defined in the R&W Insurance Policy), which subrogation rights shall be limited to the rights of the Parent under this Agreement; and (vi) notwithstanding anything to the contrary contained herein or in any Ancillary Agreement, except in the case of Fraud, (A) in no event shall the maximum amount of all Losses for which the Sellers may be liable under this Agreement or any Ancillary Agreement exceed the Aggregate Merger Consideration and in no event shall the maximum individual liability of any Seller under this Agreement or any Ancillary Agreement to which such Seller is a party exceed such Seller’s Pro Rata Share of the Aggregate Merger Consideration actually paid to such Seller. The Parties hereto agree that, from and after the Closing, except in the case of Fraud, and except with respect to disputes under Section 1.11 (which shall be resolved pursuant to Section 1.11), the sole and exclusive remedies of the parties for any Losses based upon, arising out of, or otherwise in respect of this Agreement (including representations, warranties, covenants, and agreements) and the transactions contemplated hereby, whether based in contract, tort, equity, or Law, or otherwise, are the indemnification and reimbursement obligations of the parties set forth in this Section 9.17 and the R&W Insurance Policy.

9.18    Non-Recourse. This Agreement may be enforced only against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may be brought only against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. With respect to each named Party to this Agreement, except in the case of Fraud, no past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney, advisor, financing source or representative or Affiliate of any of the foregoing Persons (each, a “Non-Recourse Party”) shall have any liability (whether in contract, tort or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any claim based on, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties to this Agreement, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or (except in the case of Fraud) seek to recover monetary damages from, any Non-Recourse Party. Without limiting the generality of the foregoing, in no event shall any party hereto be entitled to enforce this Agreement against, or raise any action, claim, cause of action, suit, inquire, proceeding or investigation against the Debt Financing Sources arising out of or related to the transactions contemplated hereby, the Debt Financing or the performances of the services with respect thereto); provided that nothing in this Section 9.18 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other thereunder or in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

PARENT:

FORRESTER RESEARCH, INC.

By:	/s/ Michael A. Doyle
Name:	Michael A. Doyle
Title:	Chief Financial Officer

ACQUISITION CORP.:

SUPERNOVA ACQUISITION CORP.

By:	/s/ Michael A. Doyle
Name:	Michael A. Doyle
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

THE COMPANY:

SIRIUSDECISIONS, INC.

By:	/s/ Richard E. Eldh, Jr.
Name:	Richard E. Eldh, Jr.
Title:	Co-President

By:	/s/ John J. Neeson
Name:	John J. Neeson
Title:	Co-President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

FOUNDER STOCKHOLDERS:

/s/ John J. Neeson
John J. Neeson, individually

/s/ Richard E. Eldh
Richard E. Eldh, Jr., individually

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

FOUNDER STOCKHOLDERS:

/s/ Joyce C. Eldh
Joyce C. Eldh, as Trustee of the Richard E. Eldh, Jr. Irrevocable Trust under the Richard E. Eldh, Jr. Irrevocable Trust Agreement, dated December 27, 2012

/s/ Tracy L. Neeson
Tracy L. Neeson, Jr., as Trustee of the John J. Neeson 2012 Irrevocable Family Trust under the Neeson 2012 Irrevocable Family Trust Agreement, dated December 31, 2012

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first written above.

THE STOCKHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Richard Fink
Name:	Richard Fink
Title:	CEO & Managing Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]